Filed Pursuant to Rule 424(b)(5)
Registration No. 333-181076

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 10, 2012)

BOX SHIPS INC.

4,285,715 Common Shares

Box Ships Inc. is selling 4,285,715 of its common shares. Neige International Inc., a company controlled by our Chairman, President and Chief Executive Officer, has agreed to purchase 111,428 of the common shares sold in the offering at the public offering price. Each common share sold in this offering includes a preferred share purchase right that trades with the common shares.

Our common shares are listed on the New York Stock Exchange under the symbol “TEU”. The last reported sale price of our common shares on July 12, 2012 was $8.11.

Investing in our common shares involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and beginning on page 6 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 16, 2012.

PRICE $7.00 PER SHARE

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Box Ships Inc.
Per Share	$7.00	$0.35	$6.65
Total	$30,000,005	$1,461,000	$28,539,005

(1)	The underwriters will not receive an underwriting discount or commission on the sale of the common shares to Neige International Inc.

We have granted the underwriters an option to purchase up to an additional 642,857 of our common shares at the public offering price less underwriting discounts to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common shares on or about July 18, 2012.

Barclays	Credit Suisse	Deutsche Bank Securities

Dahlman Rose & Company

The date of this prospectus supplement is July 13, 2012

S-i

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, our common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with additional information described under the heading, “Where You Can Find More Information” before investing in our common shares.

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus supplement are to, and amounts presented in, United States dollars and financial information presented in this prospectus supplement that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and any underwriters have not, authorized anyone to provide you with information that is different. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common shares.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference include “forward-looking statements,” as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

Forward-looking statements appear in a number of places and include statements with respect to, among other things:

•	our expectations of our ability to pay dividends on our shares;

•	our future financial condition or results of operations and future revenues and expenses;

•	our ability to identify and acquire additional containerships;

•	general market conditions and shipping market trends, including charter rates and factors affecting supply and demand;

•	our ability to repay our debt and obtain additional financing;

•	expected compliance with financing agreements and the expected effect of restrictive covenants in such agreements;

•	planned capital expenditures and the ability to fund capital expenditures from external financing sources;

•	the need to establish reserves that would reduce dividends on our shares;

•	changes in demand or rates in the container shipping industry;

•	future supply of, and demand for, products suitable for shipping in containers;

•	our charterers’ performance of their obligations under our time charters;

•	changes in the supply and demand of containerships, including newbuilding vessels or lower than anticipated scrapping of older vessels;

•

changes in rules and regulations applicable to the container shipping industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities;

•	increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance and general and administrative expenses;

•	the adequacy of our insurance arrangements;

•	changes in general domestic and international political conditions;

•

changes in the condition of our vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures;

•	the ability to leverage the relationships and reputations of Paragon Shipping Inc. and Allseas Marine S.A. in the shipping industry;

•	the ability to maximize the use of vessels;

S-iii

•	operating expenses, availability of crew, number of off-hire days, drydocking requirements and insurance costs;

•	expected pursuit of strategic opportunities, including the acquisition of vessels and expansion into new markets;

•	expected financial flexibility to pursue acquisitions and other expansion opportunities;

•	the ability to compete successfully for future chartering and newbuilding opportunities;

•	the expenses under service agreements with affiliates of the Company and Paragon Shipping;

•	the anticipated taxation of our Company and distributions to our shareholders;

•	the expected life span of our vessels;

•	customers’ increasing emphasis on environmental and safety concerns;

•	anticipated funds for liquidity needs and the sufficiency of cash flows; and

•	our business strategy and other plans and objectives for future operations.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

See the section entitled “Risk Factors,” beginning on page S-11 of this prospectus supplement and beginning on page 6 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission, or SEC, on March 16, 2012 for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

S-iv

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. As an investor or prospective investor, you should review carefully the entire prospectus supplement and the accompanying prospectus, any free writing prospectus that may be provided to you in connection with the offering of the common shares and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the sections entitled “Risk Factors” included on page S-11 of this prospectus supplement, on page 7 of the accompanying prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on March 16, 2012.

Unless we specify otherwise, when used in this prospectus the terms the “Company,” “we,” “our” and “us” refer to Box Ships Inc. and its subsidiaries. References to “Paragon Shipping” are to Paragon Shipping Inc., references to “Allseas” or “our Manager” are to Allseas Marine S.A. and its relevant subsidiaries, which provides our fleet with commercial and technical management services and provides certain administrative and corporate services to us, and references to “Neige International” are to Neige International Inc., a company controlled by our Chairman, President and Chief Executive Officer.

We use the term “TEU” in describing the size of containerships. TEU is a standard measure of a containership’s cargo-carrying capacity and refers to the space occupied by a container having the International Organization for Standardization’s standard external dimensions, the length of which is 20 feet, the height of which is 8.5 feet and the width of which is 8.0 feet.

Our Company

We are an international shipping company engaged in the seaborne transportation of containers worldwide. We are focused on pursuing growth opportunities in the container shipping industry by leveraging the reputation, expertise and relationships of our management team and our Manager in identifying attractive vessel acquisition opportunities and maintaining cost-competitive, efficient operations.

As of the date of this prospectus supplement, our fleet was comprised of nine containerships with a TEU-weighted average age of 7.5 years, a total capacity of over 43,900 TEU and a TEU-weighted average remaining charter duration of 25 months.

We operate through a number of wholly-owned, vessel-owning subsidiaries incorporated in the Republic of Liberia, the Republic of the Marshall Islands and Hong Kong. Allseas, a company controlled by our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou, provides the commercial and technical management services for all of the vessels in our fleet.

Our Fleet

The following table presents certain information concerning our fleet as of July 12, 2012:

Vessel	Year Built	TEU	Charterer	Daily Gross Charter Rate		Remaining Time Charter Term(3)		Expiration of Charter	Acquisition Date
Maule	2010	6,589	Compañía Sud Americana de Vapores S.A. (CSAV Valparaiso)	$38,000	(2)	46 months	(6)	May 2016	May 9, 2011

OOCL Hong Kong	1995	5,344	Orient Overseas Container Line Ltd. (OOCL)	$26,800	(2)	36 months	(8)	June 2015	June 25, 2012

OOCL China	1996	5,344	Orient Overseas Container Line Ltd. (OOCL)	$26,800	(2)	36 months	(8)	July 2015	July 5, 2012

CMA CGM Kingfish	2007	5,095	CMA CGM	$23,000	(2)	22 months	(4)	April 2014	May 19, 2011

CMA CGM Marlin	2007	5,095	CMA CGM	$23,000	(2)	22 months	(4)	May 2014	May 31, 2011

MSC Emma	2004	5,060	Mediterranean Shipping Co. S.A. (MSC)	$28,500	(2)	25 months	(7)	August 2014	August 3, 2011

Maersk Diadema (formerly the MSC Siena)	2006	4,546	A.P. Moller – Maersk A/S (Maersk)	$28,000	(2)	19 months	(5)	January 2014	May 19, 2011

Box Trader(1)	2010	3,426	—	—		—		—	April 29, 2011

Box Voyager	2010	3,426	Compañía Sud Americana de Vapores S.A. (CSAV Valparaiso)	$20,000	(2)	10 days		July 2012	April 29, 2011

TEU-weighted average Fleet age	7.5 years

Total Fleet Capacity		43,925

(1)	The vessel was redelivered to us on June 26, 2012 upon the expiration of its charter with CSAV Valparaiso and is currently awaiting re-employment, which has not yet been arranged.
(2)	Represents the daily gross charter rate and does not reflect commissions payable by us to third party chartering brokers and Allseas aggregating 1.25% for each of the CMA CGM Kingfish, the CMA CGM Marlin, the OOCL Hong Kong and the OOCL China and 2.50% for each of the other vessels in our fleet, including, in each case, 1.25% to Allseas.
(3)	As of the date of this prospectus supplement, the average remaining duration of the charters of our fleet was 25 months (weighted by aggregate TEU capacity).
(4)	The charterer has the option to increase or decrease the term of the charter by 45 days.
(5)	The charterer has the option to extend the term of the charter by additional, one-year terms for four successive years at the same gross daily charter rate. In addition, the charterer has the option to increase or decrease the term of the charter by 45 days.

(6)	The charterer has the option to increase or decrease the term of the charter by 30 days. The charterer also has the option to purchase the vessel upon expiration of the charter, provided the option is exercised at least six months prior to the expiration of the term of the charter, for a purchase price of $57.0 million, less a 0.5% purchase commission payable to parties unaffiliated with us.
(7)	The charterer has the option to extend the term of the charter by an additional one-year term at the same gross daily charter rate. In addition, the charterer has the option to increase or decrease the term of the charter by 30 days.
(8)	The charterer has the option to increase or decrease the term of the charter by 30 days.

On April 19, 2011, we entered into an agreement with Paragon Shipping pursuant to which Paragon Shipping has granted us options to acquire two 4,800 TEU newbuilding containerships for which Paragon Shipping has entered into construction contracts and that are scheduled to be delivered to Paragon Shipping during the fourth quarter of 2013. We may exercise our options to acquire each vessel by way of an assignment of the relevant construction contract from Paragon Shipping at any time prior to the applicable vessel’s delivery to Paragon Shipping or purchase of such vessel at any time after its delivery to Paragon Shipping, so long as the vessel is owned by Paragon Shipping at such time. See “Item 7. Major Shareholders and Related Party Transactions—B. Related party transactions—Options to Acquire Two Newbuilding Containerships” of our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on March 16, 2012 and incorporated by reference herein.

Our chartering policy is to employ our vessels and any vessels we may acquire in the future on short- to medium-term time charters of one to five years in order to take advantage of stable cash flows and high utilization rates while preserving the flexibility to later capitalize on potentially rising charter rates with longer terms, although we may opportunistically enter into attractive longer-term charters or short-term time charters with durations of less than one year. Eight of the nine vessels in our fleet are currently employed under fixed rate time charters with an average remaining duration of 25 months (weighted by aggregate TEU capacity), as of the date of this prospectus. The expirations of the time charters under which eight of our vessels are employed range from 19 months to 46 months, with the exception of the Box Voyager, which is expected to be redelivered from its charterer on or about July 22, 2012. We intend to continue to charter our vessels to a diversified portfolio of leading liner charterers with staggered re-delivery dates in accordance with our market outlook.

Management of Our Fleet

Allseas provides commercial and technical management services for our fleet, pursuant to long-term management agreements between Allseas and each of our vessel-owning subsidiaries. Allseas also provides commercial and technical management services for Paragon Shipping’s fleet. Commercial management includes, among other things, negotiating charters for our vessels, monitoring various types of charters, monitoring the performance of our vessels under charter, locating, purchasing, financing and negotiating the purchase and sale of our vessels, obtaining insurance for our vessels and finance and accounting functions. Technical management services include, among other things, arranging for and managing crews, vessel maintenance, drydocking, repairs, insurance, maintaining regulatory and classification society compliance and providing technical support.

Allseas, a Liberian corporation based in Athens, Greece, was formed in 2000 as a ship management company and is wholly-owned by our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou, who is also the Chairman, President, Chief Executive Officer and Interim Chief Financial Officer of Paragon Shipping. We believe Allseas has established a reputation in the international shipping industry for operating and maintaining a fleet with high standards of performance, reliability and safety and that our business benefits through access to the expertise and resources of Allseas.

We have also entered into an Administrative Services Agreement for the provision of certain administrative services at cost and an Executive Services Agreement, pursuant to which the services of our executive officers are provided to us, in each case with Allseas. In addition, Allseas subcontracts crewing services related to our vessels to Crewcare Inc., a company owned by our Chairman, President and Chief Executive Officer.

For more information on our agreements with Allseas and Crewcare discussed above, see “Item 7. Major Shareholders and Related Party Transactions—B. Related party transactions” of our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on March 16, 2012 and incorporated by reference herein.

Dividend Policy

Our policy is to pay quarterly dividends to holders of our common shares in February, May, August and November of each year, in amounts equal to substantially all of our operating cash flow less any amounts required to pay cash expenses and capital expenditures, service our debt, fund dividend payments on our Series B-1 Preferred Shares (as defined below) and maintain reserves for drydockings, surveys and other purposes as our board of directors may from time to time determine.

Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors. We cannot assure you that we will be able to pay regular quarterly dividends to holders of our common shares in the amounts stated above or elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference or at all and our ability to pay dividends to holders of our common shares will be subject to the rights of holders of our 9.75% Series B-1 Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, liquidation preference $30.00 per share, or the Series B-1 Preferred Shares. As discussed below under “—Recent Developments—Private Offering,” the Series B-1 Preferred Shares will be issued immediately following the closing of this offering and the application of the net proceeds therefrom in exchange, on a one-for-one basis, for all of our then outstanding 9.75% Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, liquidation preference $30.00 per share, or the Series B Preferred Shares, and will rank prior to our common shares with respect to dividends, distributions and payments upon liquidation, the restrictions in our loan agreements and the provisions of Marshall Islands law as well as the other limitations set forth in “Item 8. Financial Information—Consolidated statements and other financial information—Dividend Policy” of our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on March 16, 2012 and incorporated by reference herein.

Holders of our Series B-1 Preferred Shares will be entitled to receive, when, as and if declared by our board of directors out of legally available funds for such purpose, cumulative cash dividends from the date of issuance. Dividends on our Series B-1 Preferred Shares will accrue at a rate of 9.75% per annum per $30.00 stated liquidation preference per Series B-1 Preferred Share, subject to increase upon the occurrence of certain events, and will be payable on January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 2012, or, if any such dividend payment date otherwise would fall on a date that is not a business day, the immediately succeeding business day. For additional information about our Series B-1 Preferred Shares, please see the section of this prospectus supplement entitled “Description of our Capital Stock—Description of our Series B-1 Preferred Shares.” As of the date of this prospectus supplement, all of our currently outstanding Series B Preferred Shares are, and upon the closing of this offering, all of our Series B-1 Preferred Shares issued in exchange for all of our outstanding Series B Preferred Shares will be, held by Neige International. The Series B Preferred Shares were issued to Neige International in the Private Offering, as discussed below.

Recent Developments

Acquisition of the OOCL Hong Kong and the OOCL China

On May 14, 2012, our Manager entered into agreements with subsidiaries of OOCL, which our Manager assigned to us in June 2012, to acquire the OOCL Hong Kong, a 1995-built, 5,344 TEU containership that was delivered to us on June 25, 2012, and the OOCL China, a 1996-built, 5,344 TEU containership that was delivered to us on July 5, 2012, for an aggregate purchase price of $62.3 million and which include three-year charters to OOCL that commenced upon delivery of the vessels to us at a gross daily charter rate of $26,800 per vessel. We funded the acquisition of the OOCL Hong Kong and the OOCL China with a portion of the proceeds of the Private Offering, together with borrowings under our $25.0 million credit facility with ABN AMRO Bank N.V., or ABN AMRO, discussed below. We expect to record an intangible asset in connection with the time charters for the OOCL Hong Kong and the OOCL China, which will be amortized over the remaining period of the respective time charters as a reduction to time charter revenues.

$25.0 Million Credit Facility with ABN AMRO

On June 27, 2012, we entered into a $25.0 million credit facility with ABN AMRO to partially finance the acquisition of the OOCL Hong Kong and the OOCL China, delivered to us on June 25, 2012 and July 5, 2012, respectively. The borrowers under the credit facility are Triton Shipping Limited and Rosetta Navigation Corp. Limited, the vessel-owning subsidiaries that own the OOCL Hong Kong and the OOCL China, respectively, and Box Ships Inc. is the corporate guarantor. The credit facility has been drawn in full in two tranches and each tranche is repayable in 12 equal, quarterly installments of $625,000, plus a balloon payment of $5,000,000 payable together with the final installment. The credit facility has a maturity date of July 2, 2015. Borrowings under the credit facility bear interest at LIBOR plus 3.75% per annum. We paid an arrangement fee of 1.25% of the maximum credit facility amount upon signing the definitive documentation for this facility.

The credit facility is secured by, among other things (i) first priority cross-collateralized mortgages over the OOCL Hong Kong and the OOCL China; (ii) first priority assignments of the earnings of the OOCL Hong Kong and the OOCL China, as well as operating and retention accounts held with the agent; (iii) first priority assignments of the insurances of the OOCL Hong Kong and the OOCL China; (iv) specific assignment of all present and future charter parties; (v) first priority pledges over the shares of Triton Shipping Limited and Rosetta Navigation Corp. Limited; (vi) an unconditional and irrevocable corporate guarantee from Box Ships Inc.; and (vii) an undertaking from Allseas.

The credit facility contains certain financial covenants requiring the borrowers to maintain with the lenders an asset cover ratio of at least 140% on a charter-free basis and a minimum cash balance of $250,000 per borrower. In accordance with the corporate guarantee, we are also required to comply with certain financial covenants requiring us to maintain (i) a maximum market adjusted corporate leverage of 65.0%; (ii) a minimum market adjusted net worth of $150.0 million; (iii) minimum free liquidity of $750,000 per vessel owned but no less than $8.0 million; and (iv) a minimum interest cover ratio of 2.5:1.

In addition, the credit facility and related corporate guarantee also require the borrowers and us to comply with a number of customary restrictive covenants, including restrictions on consolidations, mergers, sales of assets or changes of control of the borrowers and us; prohibitions on changes in the manager of the OOCL Hong Kong and the OOCL China; restrictions on asset acquisitions and disposals of the borrowers; limitations on changes in our management; limitations on liens; limitations on additional indebtedness with respect to the borrowers; restrictions on the payment of dividends if an event of default has occurred or would occur as a result of payment of a dividend; the requirement that Mr. Bodouroglou maintain an aggregate minimum ownership, directly or indirectly, of 10% of the Company’s outstanding share capital, subject to a six-month cure period; and other customary covenants. In addition, we must maintain an average outstanding time charter duration on our fleet of no less than one year. The credit facility also contains customary events of default, including cross-defaults, material adverse change of the borrowers or us and termination of the charters unless replaced with charters acceptable to the lender.

Private Offering and Issuance of Preferred Shares

On June 12, 2012, we completed a private offering, or the Private Offering, to Neige International, a company controlled by our Chairman, President and Chief Executive Officer, whereby we issued and sold to Neige International 1,333,333 units, each unit consisting of one of our Series B Preferred Shares and one warrant to purchase one of our common shares at an exercise price of $7.74 per share at any time on or prior to June 30, 2017, at an offering price of $28.875 per unit, which resulted in gross proceeds to us of approximately $38.5 million. As discussed above, we used a portion of the proceeds of the Private Offering, together with borrowings under our $25.0 million credit facility with ABN AMRO, to fund the acquisition of the OOCL Hong Kong and the OOCL China, which were delivered to us on June 25, 2012 and July 5, 2012, respectively.

We intend to use a portion of the net proceeds of this offering to redeem 692,641 of the Series B Preferred Shares issued to Neige International in the Private Offering at a price equal to the liquidation preference of $30.00 per share, plus accrued and unpaid dividends, and to use the balance of the net proceeds of this offering for general corporate purposes, which may include the repayment of debt. The amount of any accrued and unpaid dividends paid in connection with the redemption of the Series B Preferred Shares will be paid at the time of redemption out of our available cash on hand and not with the net proceeds of this offering. See “Use of Proceeds.”

Immediately following the closing of this offering and the application of the net proceeds therefrom, we will exchange the then outstanding Series B Preferred Shares held by Neige International issued in the Private Offering, which will account for all of our outstanding Series B Preferred Shares, on a one-for-one basis, with Series B-1 Preferred Shares to be issued to Neige International (the “Preferred Share Exchange”). Any accrued and unpaid dividends on the Series B Preferred Shares immediately prior to the date such shares are exchanged for Series B-1 Preferred Shares will be paid out of our available cash on hand. The Series B-1 Preferred Shares will be identical to the Series B Preferred Shares in all material respects except they will have a conversion right, pursuant to which we, at our sole option, will have the right to convert, in whole or in part at any time from time to time, any outstanding Series B-1 Preferred Shares into common shares. The number of common shares into which each Series B-1 Preferred Share may be converted will be the number of common shares having an aggregate Adjusted Market Price (as defined below) equal to the $30.00 liquidation preference of the Series B-1 Preferred Shares, plus any applicable redemption premium. The Adjusted Market Price of the common shares will be equal to the closing price of the common shares on the New York Stock Exchange, or such other national securities exchange on which our common shares are then traded, on the record date of the conversion, less 10%.

In addition, in connection with the closing of this offering, we have agreed that we will not redeem any outstanding Series B-1 Preferred Shares held by Neige International for cash prior to the earlier of (i) April 30, 2013 or (ii) the repayment of the $30.0 million loan agreement with Paragon Shipping, of which $15.0 million was outstanding as of July 12, 2012 and which is repayable in full by April 2013.

In connection with the Private Offering, we entered into a registration rights agreement with Neige International, dated June 12, 2012, which will be subsequently amended upon the closing of this offering, pursuant to which Neige International will have the right, subject to certain restrictions, to require us to register under the Securities Act of 1933, as amended, or the Securities Act, the Series B-1 Preferred Shares, warrants and any common shares issuable upon exercise of the warrants received by Neige International in the Private Offering.

Units Offering

On June 12, 2012, we launched a public offering, pursuant to a preliminary prospectus supplement dated June 12, 2012, of 700,000 units, each unit consisting of one Series B Preferred Share and one warrant to purchase one of our common shares, at the public offering price of $28.875 per unit, or the Unit Offering. The Series B Preferred Shares and the warrants offered in the Unit Offering would have had identical terms to the Series B Preferred Shares and the warrants issued to Neige International in the Private Offering. We have not sold and do not intend to sell any securities pursuant to the Unit Offering and, as a result, have withdrawn the offering.

Interest Rate Swap Agreements

On July 3, 2012, we entered into an interest rate swap agreement with Credit Suisse AG with declining notional balances in order to hedge our variable interest rate exposure with an effective date of August 30, 2012 for an initial notional amount of $5.025 million that will be reducing by $0.119 million on a quarterly basis over a period of five years. Under the terms of the agreement, we will make quarterly payments to Credit Suisse AG on the relevant amount at a fixed rate of 0.995% per annum and Credit Suisse AG will make quarterly payments to us on the relevant amount based on the 3-month USD LIBOR.

On July 5, 2012, we entered into an interest rate swap agreement with Unicredit Bank AG, or Unicredit, with declining notional balances in order to hedge our variable interest rate exposure with an effective date of August 17, 2012 for an initial notional amount of $7.875 million that will be reducing by $0.225 million on a quarterly basis over a period of five years. Under the terms of the agreement, we will make quarterly payments to Unicredit on the relevant amount at a fixed rate of 0.98% per annum and Unicredit will make quarterly payments to us on the relevant amount based on the 3-month USD LIBOR.

On July 10, 2012, we entered into an interest rate swap agreement with Credit Suisse AG, with declining notional balances in order to hedge our variable interest rate exposure with an effective date of August 30, 2012 for an initial notional amount of $5.025 million that will be reducing by $0.119 million on a quarterly basis over a period of five years. Under the terms of the agreement, we will make quarterly payments to Credit Suisse AG on the relevant amount at a fixed rate of 0.935% per annum and Credit Suisse AG will make quarterly payments to us on the relevant amount based on the 3-month USD LIBOR.

Unaudited Preliminary Second Quarter 2012 Results and reaffirmation of Dividend Guidance

We have not completed our financial statements for the quarter ended June 30, 2012. However, based on our internal accounting records for the quarter ended June 30, 2012, we expect to report second quarter 2012 revenues of between $15.3 million to $15.6 million, which includes the negative effect of our amortization of time charter revenues, and net income to common shareholders of between $1.4 million and $2.1 million, or of between $0.09 to $0.13 per diluted common share, on a US GAAP basis. Our expected second quarter 2012 net income to common shareholders and earnings per diluted common share on a US GAAP basis include aggregate non-cash items expected to be $0.8 million, or $0.05 per share, consisting of amortization of above/below market time charters attached to vessels acquired of $0.5 million, or $0.03 per share, and share-based compensation of $0.3 million, or $0.02 per share. Excluding these non-cash items, the Company expects to report second quarter 2012 adjusted net income of between $2.2 million and $2.9 million and adjusted earnings per diluted common share of between $0.14 and $0.18 per share. These expected results reflect the scheduled drydocking of two of the Company’s vessels during the second quarter ended June 30, 2012, which resulted in combined costs of approximately $2.0 million to $2.2 million, and resulted in a combined 44 days of offhire.

The foregoing results of operations for the quarter ended June 30, 2012 are preliminary and have not been audited or reviewed by our independent registered public accounting firm. Our reported results may differ from our unaudited preliminary results and such variation could be material. The foregoing estimates represent our management’s belief as of the date of this prospectus supplement and are subject to a variety of factors beyond our control outlined in “Forward-Looking Statements.”

In addition, the Company reaffirms its intention to pay a dividend of $0.26 per common share for the second quarter of 2012, payable in the third quarter of this year and target a dividend of $0.22 per common share per quarter thereafter. The payment of these dividends is consistent with the Company’s previously stated expectation of paying aggregate cash dividends with respect to the four calendar quarters of 2012 equal to approximately $1.00 per share. The declaration and payment of dividends in the amounts set forth above assume (i) the continued performance of the Company’s current time charters and no off-hire periods of an unexpected duration; (ii) that the Company does not incur any unanticipated extraordinary cash expenses such as vessel repairs, mandated upgrades or modifications or other liabilities not covered by cash reserves established from time to time by the board of directors and (iii) no material changes in vessel operating or financing expenses. The declaration and payment of any dividend will be determined at the sole discretion of the Company’s board of directors, and we cannot assure you that we will pay quarterly dividends in the amounts stated above or at all during the remainder of 2012, and our ability to pay dividends will be subject to the restrictions in our loan agreements, the provisions of Marshall Islands law and other factors to be considered by our board of directors. See “Forward Looking Statements” and “Risk Factors” elsewhere in this prospectus.

Corporate Structure

Box Ships Inc. is a company organized under the laws of the Republic of the Marshall Islands on May 19, 2010 as a wholly-owned subsidiary of Paragon Shipping. We completed our initial public offering on April 19, 2011. The address of our principal executive offices is 15, Karamanli Avenue, 16673, Voula, Greece. Our telephone number at that address is +30 (210) 891-4600. We maintain a website at www.box-ships.com. Information contained on our website does not constitute part of this prospectus supplement.

Following the completion of this offering, Paragon Shipping is expected to own approximately 16.7% of our outstanding common shares (or approximately 16.2% of our outstanding common shares if the underwriters exercise their over-allotment option in full.

Following the completion of this offering, the application of the net proceeds therefrom and the Preferred Share Exchange, our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou, is expected to beneficially own approximately 15.6% of our outstanding common shares, which includes 1,333,333 common shares issuable upon the exercise of warrants issued to Neige International in the Private Offering (or approximately 15.1% of our outstanding common shares, including 1,333,333 common shares issuable upon the exercise of the warrants issued to Neige International in the Private Offering) and 100% of our outstanding Series B-1 Preferred Shares.

We own our vessels through separate wholly-owned subsidiaries that are incorporated in the Republic of the Marshall Islands, the Republic of Liberia and Hong Kong.

The Offering

Common shares offered by us	4,285,715 common shares

Over-allotment option	We have granted the underwriters an option to purchase up to an additional 642,857 of our common shares at the public offering price less underwriting discounts to cover over-allotments.

Share purchases by an affiliate	Neige International Inc., a company controlled by our Chairman, President and Chief Executive Officer, has agreed to purchase 111,428 of the common shares sold in the offering at the public offering price.

Common shares to be outstanding immediately after this offering(1)	20,611,715 common shares, assuming no exercise of the underwriters’ over-allotment option.

21,254,572 common shares, assuming full exercise of the underwriters’ over-allotment option.

Series B Preferred Shares to be

outstanding immediately following

this offering, the application of the net

proceeds therefrom and the Preferred

Share Exchange	None.

Series B-1 Preferred Shares to be

outstanding immediately following

this offering, the application of the net

proceeds therefrom and the Preferred

Share Exchange	640,692 Series B-1 Preferred Shares.

Use of proceeds	We estimate that we will receive net proceeds of approximately $28.1 million from this offering assuming the underwriters’ over-allotment option is not exercised, and approximately $32.4 million if the underwriters’ over-allotment option is exercised in full, in each case after deducting underwriting discounts and commissions and estimated expenses payable by us.

We intend to use a portion of the net proceeds of this offering to redeem 692,641 of the Series B Preferred Shares issued to Neige International in the Private Offering at a price equal to the liquidation preference of $30.00 per share, plus accrued and unpaid dividends, and to use the balance for general corporate purposes, which may include the repayment of debt. The amount of any accrued and unpaid dividends paid in connection with the redemption of the Series B Preferred Shares will be paid at the time of redemption out of our available cash on hand and not with the net proceeds of this offering.

Please see the section of this prospectus supplement entitled “Use of Proceeds.”

Cash dividends	Our policy is to pay quarterly dividends to holders of our common shares in February, May, August and November of each year, in amounts equal to substantially all of our operating cash flow less any amounts required to pay cash expenses and capital expenditures, service our debt, fund dividend payments on our Series B-1 Preferred Shares and maintain reserves for drydockings, surveys and other purposes as our board of directors may from time to time determine. Declaration and payment of dividends is at the sole discretion of our board of directors, and will be subject to, among other things, the rights of holders of our Series B-1 Preferred Shares, which rank prior to our common shares with respect to dividends, distributions and payments upon liquidation, the restrictions in our loan agreements and the provisions of Marshall Islands law. There can be no assurance that we will not reduce or eliminate our dividend payable to holders of our common shares.

Listing	Our common shares are listed on the New York Stock Exchange under the symbol “TEU”.

Our Series B Preferred Shares and warrants to purchase our common shares are not, and our Series B-1 Preferred Shares will not be, listed on any national securities exchange and we have no intention to list such securities on any national securities exchange in the future.

Risk factors	Investing in our common shares involves substantial risk. You should carefully consider all the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference prior to investing in our common shares. In particular, we urge you to consider carefully the factors set forth in the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement and under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on March 16, 2012, before you make an investment in our common shares.

(1)	The number of common shares to be outstanding after this offering is based on 16,326,000 common shares outstanding as of the date of this prospectus supplement. The number of common shares excludes 674,000 additional common shares reserved for issuance under our 2011 Equity Incentive Plan and 1,333,333 common shares issuable upon exercise of the warrants issued to Neige International in the Private Offering, which have an exercise price of $7.74 per share and may be exercised at any time on or prior to June 30, 2017.

Each of our common shares includes one preferred share purchase right that, under certain circumstances, will entitle the holder to purchase from us a unit consisting of one-thousandth of a preferred share at a purchase price of $90.00 per unit, subject to specified adjustments.

RISK FACTORS

An investment in our common shares involves a high degree of risk. You should carefully consider the risks set forth below and the discussion of risks under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on March 16, 2012 and the other documents we have incorporated by reference in this prospectus supplement and the accompanying prospectus that summarize the risks that may materially affect our business before making an investment in our common shares. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our results of operations or financial condition.

The container shipping industry is cyclical and volatile, with charter hire rates and profitability currently at depressed levels, and the recent global economic recession has resulted in decreased demand for container shipping, which may negatively impact our operations.

Our growth will generally depend on continued growth in world and regional demand for container shipping services, and the recent global economic slowdown has resulted in decreased demand for container shipping and a related decrease in charter rates.

The ocean-going container shipping industry is both cyclical and volatile in terms of charter hire rates and profitability. Containership charter rates peaked in 2005 and generally stayed strong until the middle of 2008, when the effects of the recent economic crisis began to affect global container trade. Containership charter rates improved in 2010 but declined substantially in 2011 primarily as a result of excess capacity on the key east-west routes, the reluctance of liners to cull services in the first six months of the year and a fight for market share between certain liner companies. Freight rates and charter rates have stabilized somewhat in 2012, particularly for larger vessel sizes, but remain significantly below their historical averages.

Fluctuations in charter rates result from changes in the supply of and demand for containership capacity and changes in the supply of and demand for the major products internationally transported by containerships. The factors affecting the supply of and demand for containerships and supply of and demand for products shipped in containers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable.

The factors that influence demand for containership capacity include:

•	supply of and demand for products suitable for shipping in containers;

•	changes in global production of products transported by containerships;

•	the distance container cargo products are to be moved by sea;

•	the globalization of manufacturing;

•	global and regional economic and political conditions;

•	developments in international trade;

•	changes in seaborne and other transportation patterns, including changes in the distances over which container cargoes are transported;

•	currency exchange rates; and

•	weather.

The factors that influence the supply of containership capacity include:

•	the number of newbuilding deliveries;

•	the scrapping rate of older containerships;

•	containership owner access to capital to finance the construction of newbuildings;

•	the price of steel and other raw materials;

•	changes in environmental and other regulations that may limit the useful life of containerships;

•	the number of containerships that are slow-steaming to conserve fuel;

•	the number of containerships that are out of service; and

•	port congestion and canal closures.

Our ability to charter additional vessels we may acquire in the future and recharter our containerships upon the expiration or termination of their current charters, including the Box Trader, which was delivered to us in June 2012 upon the expiration of its charter with CSAV Valparaiso and is currently awaiting re-employment that we have not yet arranged, and the Box Voyager, whose charter with CSAV Valparaiso is scheduled to expire in July 2012, for which we have not yet secured re-employment, and the charter rates payable under any charters or renewal options or replacement charters will depend upon, among other things, the prevailing state of the containership charter market, which can be affected by consumer demand for products shipped in containers. For instance, the current one-year time charter rate for 3,500 TEU containerships is less than half the charter rate payable under the current charter for the Box Voyager expiring this month. If the charter market is depressed when our containerships’ charters expire, we may be forced to recharter our containerships at reduced or even unprofitable rates, or we may not be able to recharter them at all, which may reduce or eliminate our earnings or make our earnings volatile. The same issues will exist if we acquire additional vessels and attempt to obtain multi-year time charter arrangements as part of our acquisition and financing plan, which may affect our ability to operate our vessels profitably. The containership market also affects the value of our vessels, which follow the trends of freight rates and containership rates.

We may not pay dividends to holders of our common shares in the amounts anticipated or at all.

Our policy is to pay quarterly dividends to holders of our common shares in February, May, August, and November of each year, in amounts equal to substantially all of our operating cash flow less any amounts required to pay cash expenses and capital expenditures, service our debt and maintain reserves for drydocking, surveys and other purposes as our board of directors may from time to time determine and will be subject to the rights of holders of our Series B-1 Preferred Shares, which will rank prior to our common shares with respect to, among other things, dividends. We have used in the past, and may use in the future, a portion of our cash reserves, in addition to our operating cash flows, to fund quarterly dividend payments, which reduces our cash position and is only sustainable to the extent cash is available. The amount of cash available for distribution principally depends upon the amount of cash we generate from our operations, which may fluctuate from quarter to quarter based upon, among other things:

•	the rates we obtain from our charters the ability of our customers to perform their obligations under their respective time charters;

•	the level of our operating costs, such as the cost of crews and insurance;

•	the number of unscheduled off-hire days for our fleet and the timing of, and number of days required for, drydocking of our containerships;

•	delays in the delivery of any vessels we agree to acquire in the future and the commencement of payments under charters relating to those vessels;

•	prevailing global and regional economic and political conditions;

•	the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business;

•	changes in the basis of taxation of our activities in various jurisdictions; and

•	the payment of fees to our Manager for the technical, commercial, administrative and executive services it provides to us.

The actual amount of cash available for distribution also depends upon other factors, such as:

•	the quarterly dividends we will be obligated to pay to holders of our Series B-1 Preferred Shares;

•	the level of capital expenditures we make, including for maintaining the vessels in our fleet and acquiring new vessels, which we expect will be substantial;

•	our debt service requirements and restrictions on distributions contained in our secured loan agreements and future financing agreements;

•	fluctuations in our working capital needs and our ability to raise additional equity to satisfy our capital needs; and

•	the amount of any cash reserves established by our board of directors, including reserves for working capital and other matters.

Our dividend policy may be affected by restrictions on distributions under our secured loan agreements, which contain material financial tests and covenants that must be satisfied. If we are unable to satisfy these restrictions, or if we are otherwise in default under our secured loan agreements, we would be prohibited from making cash distributions to you, notwithstanding our cash dividend policy. In addition, as discussed above, our ability to pay dividends to holders of our common shares in amounts anticipated or at all will be subject to the rights of holders of our Series B-1 Preferred Shares, which will rank prior to our common shares with respect to dividends, distributions and payments upon liquidation. Cumulative dividends on our Series B-1 Preferred Shares will accrue at a rate of 9.75% per annum per $30.00 stated liquidation preference per Series B-1 Preferred Share, subject to increase upon the occurrence of certain events, and are payable on January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 2012, or, if any such dividend payment date otherwise would fall on a date that is not a business day, the immediately succeeding business day. Furthermore, the declaration and payment of dividends is subject at all times to the discretion of our board directors and compliance with the laws of the Republic of the Marshall Islands as well as the other limitations set forth in “Item 8. Financial Information—Consolidated statements and other financial information—Dividend Policy” of our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on March 16, 2012 and incorporated by reference herein. There can be no assurance that we will make dividend payments in the amounts anticipated or at all.

Our Series B-1 Preferred Shares will be senior obligations of ours and will rank prior to our common shares with respect to dividends, distributions and payments upon liquidation, which could have an adverse effect on the value of our common shares.

The rights of the holders of our Series B-1 Preferred Shares will rank senior to the obligations to holders of our common shares. Upon our liquidation, the holders of Series B-1 Preferred Shares will be entitled to receive a liquidation preference of $30.00 per share, plus all accrued but unpaid dividends, prior and in preference to any distribution to the holders of any other class of our equity securities, including our common shares. The existence of the Series B-1 Preferred Shares could have an adverse effect on the value of our common shares.

The price of our common shares may be volatile as a result of factors that are beyond our control, including due to estimates put forth by research analysts who cover our business, and if the price of our common shares fluctuates, you could lose a significant part of your investment.

Our common shares commenced trading on the New York Stock Exchange in April 2011. We cannot assure you that an active or liquid public market for our common shares will continue. Since 2008, the stock market has experienced extreme price and volume fluctuations. If the volatility in the market continues or worsens, it could have an adverse effect on the market price of our common shares and impact a potential sale price if holders of our common stock decide to sell their shares.

The market price of our common shares may be influenced by many factors, many of which are beyond our control, including:

•	the failure of securities analysts to publish research about us, or analysts making changes in their financial estimates;

•	fluctuations in the seaborne transportation industry, including fluctuations in the containership market;

•	announcements by us or our competitors of significant contracts, acquisitions or capital commitments;

•	actual or anticipated fluctuations in quarterly and annual results;

•	economic and regulatory trends;

•	general market conditions;

•	terrorist acts;

•	investors’ perception of us and the container shipping industry.

As a result of these and other factors, investors in our common shares may not be able to resell their shares at or above the price they paid for such shares. These broad market and industry factors may materially reduce the market price of our common shares, regardless of our operating performance.

In addition, although we do not provide earnings guidance, research analysts who cover our business put forth estimates of our financial results, based entirely on their own investigation and analysis. This includes a wide range of estimates for our results for the quarter ended June 30, 2012. We have not guided or commented on these estimates and you should not rely on them. If our financial results fail to meet such estimates, or other expectations of investors, it could cause the price of our common shares to decline.

Future sales or other issuances of our common shares, including shares issued upon exercise of any outstanding warrants or in connection with the conversion of our Series B-1 Preferred Shares, could cause the market price of our common shares to decline.

Following the completion of this offering, we will have 20,611,715 common shares outstanding (or 21,254,572 common shares if the underwriters exercise their over-allotment option in full), which represents an increase of approximately 26.3% in our outstanding common shares (or 30.2% if the underwriters exercise their over-allotment option in full). We will also have outstanding warrants to purchase up to 1,333,333 of our common shares, exercisable at any time prior to July 1, 2017 at a price of $7.74 per share. Further, holders of our Series B-1 Preferred Shares outstanding on July 1, 2015 will be entitled to receive, for no additional consideration, on a pro-rata basis, common shares representing in the aggregate 5.0% of our common shares outstanding at that time, on a fully diluted basis.

In order to fund further growth of our fleet, we may have to incur additional indebtedness and/or sell additional equity securities. We may also need to sell additional equity securities in order to repay the $15.0 million outstanding under our loan agreement with Paragon Shipping upon its maturity in April 2013. Future issuances of our common shares, directly or indirectly through convertible or exchangeable securities, options, warrants or rights, will generally dilute the ownership interests of our existing common shareholders, including their relative voting rights, and could require substantially more cash to maintain the then existing level, if any, of our dividend payments to our common shareholders, as to which no assurance can be given. Additional series or classes of preferred shares, if issued, will generally have a preference on dividend payments, which could prohibit or otherwise reduce our ability to pay dividends to our common shareholders. Any additional debt we incur will be senior in all respects to our common shares, will generally include financial and operating covenants with which we must comply and will include acceleration provisions upon defaults thereunder, including our failure to make any debt service payments, and possibly under other debt. Because our decision to issue additional equity securities or incur additional debt in the future will depend on a variety of factors, including market conditions and other matters that are beyond our control, we cannot predict or estimate the timing, amount or form of our capital raising activities in the future. Future sales or other issuances of a substantial number of common shares or other securities in the public market or otherwise, or the perception that these sales could occur, may depress the market price for our common shares. These sales or issuances could also impair our ability to raise additional capital through the sale of our equity securities in the future.

After giving effect to this offering, (i) Paragon Shipping is expected to own approximately 16.7% of our outstanding common shares (or approximately 16.2% of our outstanding common shares if the underwriters exercise their over-allotment option in full) and (ii) our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou, is expected to beneficially own approximately 15.6% of our outstanding common shares, which includes 1,333,333 common shares issuable upon the exercise of warrants issued to Neige International in the Private Offering (or approximately 15.1% of our outstanding common shares, including 1,333,333 common shares issuable upon the exercise of the warrants issued to Neige International in the Private Offering). The common shares beneficially owned by Paragon Shipping and Mr. Bodouroglou and are “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be transferred unless they have been registered under the Securities Act or an exemption from registration is available. Upon satisfaction of certain conditions, Rule 144 permits the sale of certain amounts of restricted securities six months following the date of acquisition of the restricted securities from us. Common shares beneficially owned by Paragon Shipping and Mr. Bodouroglou are, however, subject to a lock-up agreement with Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. expiring 90 days after the date of this prospectus supplement.

As our common shares become eligible for sale under Rule 144, the volume of sales of our common shares the New York Stock Exchange may increase, which could reduce the market value of our common shares.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $28.1 million from this offering assuming the underwriters’ over-allotment option is not exercised, and approximately $32.4 million if the underwriters’ over-allotment option is exercised in full, in each case after deducting underwriting discounts and commissions and estimated expenses payable by us.

On June 12, 2012, we completed the Private Offering, whereby we issued and sold to Neige International 1,333,333 units, each unit consisting of one of our Series B Preferred Shares and one warrant to purchase one of our common shares at an exercise price of $7.74 per share, at an offering price of $28.875 per unit, which resulted in gross proceeds to us of approximately $38.5 million. We used a portion of the proceeds of the Private Offering, together with borrowings under our $25.0 million credit facility with ABN AMRO, to fund the acquisition of the OOCL Hong Kong and the OOCL China, delivered to us on June 25, 2012 and July 5, 2012, respectively, which we had agreed to acquire from subsidiaries of OOCL for an aggregate purchase price of $62.3 million.

We intend to use a portion of the net proceeds of this offering to redeem 692,641 of the Series B Preferred Shares issued to Neige International in the Private Offering at a price equal to the liquidation preference of $30.00 per share, plus accrued and unpaid dividends, and to use the balance for general corporate purposes, which may include the repayment of debt. The amount of any accrued and unpaid dividends paid in connection with the redemption of the Series B Preferred Shares will be paid at the time of redemption out of our available cash on hand and not with the net proceeds of this offering.

Immediately following the closing of this offering and the application of the net proceeds therefrom, we will exchange the then outstanding Series B Preferred Shares held by Neige International issued in the Private Offering, which will account for all of our outstanding Series B Preferred Shares, on a one-for-one basis, with Series B-1 Preferred Shares to be issued to Neige International (the “Preferred Share Exchange”). Any accrued and unpaid dividends on the Series B Preferred Shares immediately prior to the date such shares are exchanged for Series B-1 Preferred Shares will be paid out of our available cash on hand. The Series B-1 Preferred Shares will be identical to the Series B Preferred Shares in all material respects except they will have a conversion right, pursuant to which we, at our sole option, will have the right to convert, in whole or in part at any time from time to time, any outstanding Series B-1 Preferred Shares into common shares. The number of common shares into which each Series B-1 Preferred Share may be converted will be the number of common shares having an aggregate Adjusted Market Price (as defined below) equal to the $30.00 liquidation preference of the Series B-1 Preferred Shares, plus any applicable redemption premium. The Adjusted Market Price of the common shares will be equal to the closing price of the common shares on the New York Stock Exchange, or such other national securities exchange on which our common shares are then traded, on the record date of the conversion, less 10%.

CAPITALIZATION

The following unaudited table sets forth our capitalization at March 31, 2012:

•	on an actual basis;

•	on an as adjusted basis to give effect to the following transactions, which occurred during the period from April 1, 2012 to July 11, 2012:

•	$4,425,000 in debt repayments under the terms of our secured loan agreements;

•

the declaration of a cash dividend of $0.30 per share for the three months ended March 31, 2012, for shareholders of record on May 11, 2012, which amounts to $4,897,800 and which was paid on May 18, 2012;

•

the issuance by us to Neige International on June 12, 2012, of 1,333,333 units, each comprised of one of our Series B Preferred Shares and one warrant to purchase one of our common shares, at a price of $28.875 per unit, resulting in net proceeds of $38,395,557;

•

the payment of a cash dividend for the period from June 12, 2012 to June 30, 2012 of $0.2 million on July 2, 2012 to Neige International, the only holder of our 1,333,333 Series B Preferred Shares outstanding as of June 29, 2012, the last business day in the above mentioned period being the record date for such dividend payment;

•	the drawdown of $25.0 million under our $25.0 million credit facility with ABN AMRO to partly finance the acquisition of the OOCL Hong Kong and the OOCL China, which was drawn in full on July 2, 2012.

•	on an as further adjusted basis to give effect to:

•

the issuance and sale of 4,285,715 of our common shares at the public offering price of $7.00 per share, resulting in net proceeds of approximately $28.1 million, after deducting estimated expenses related to this offering of $0.4 million payable by us and the underwriting discounts and commissions of approximately $1.5 million; and

•

the redemption of 692,641 Series B Preferred Shares issued to Neige International in the Private Offering at the liquidation preference of $30.00 per share from proceeds of the offering and the payment of accrued and unpaid dividends for the period from July 1, 2012 to July 17, 2012 from available cash on hand and the exchange of such shares for Series B-1 Preferred Shares in connection with the Preferred Share Exchange.

As of March 31, 2012, we had $6.8 million in cash and cash equivalents and $10.0 million in current and non-current restricted cash. On an “as further adjusted” basis, as described above and taking into account the starting cash balance of March 31, 2012, cash and cash equivalents amounts to approximately $5.6 million, after deducting the payment of $62.3 million relating to the acquisition of the OOCL Hong Kong and the OOCL China, and restricted cash amounts to $10.0 million. These “as further adjusted” cash amounts do not take into consideration our cash flow from operations from April 1, 2012.

There have been no significant adjustments to our capitalization since March 31, 2012, other than the adjustments described above. You should read the adjusted capitalization table information below in connection with the section of this prospectus entitled “Use of Proceeds” and our financial statements and related notes elsewhere in this prospectus.

	As of March 31, 2012
UNAUDITED	Actual	As Adjusted	As Further Adjusted
Debt(1)
Secured debt	$191,775,000	$212,350,000	$212,350,000
Unsecured debt	15,000,000	15,000,000	15,000,000

Long-term and current debt	$206,775,000	$227,350,000	$227,350,000

Stockholders’ Equity

Preferred stock, par value $0.01 per share: 25,000,000 shares authorized, of which 1,000,000 are designated as Series A Participating Preferred Stock; none issued and outstanding actual, as adjusted and as further adjusted and 2,500,000 are designated as Series B Preferred Shares; none issued and outstanding actual, 1,333,333 Series B Preferred Shares issued and outstanding as adjusted and 640,692 Series B-1 Preferred Shares issued and outstanding as further adjusted	$—	$13,333	$6,407

Common stock, par value $0.01 per share: 475,000,000 shares authorized; 16,326,000 shares issued and outstanding actual and as adjusted; 20,611,715 shares issued and outstanding as further adjusted(2)	163,260	163,260	206,117

Additional paid-in capital(2)	176,775,827	215,158,052	224,230,814
Accumulated other comprehensive loss	(69,873)	(69,873)	(69,873)
Retained earnings/(deficit)	5,463,878	360,245	(1,484,345)

Total stockholders’ equity	$182,333,092	$215,625,017	$222,889,120

Total capitalization	$389,108,092	$442,975,017	$450,239,120

(1)	All of our secured debt is guaranteed by the Company or the vessel-owning subsidiaries. Our unsecured debt is not guaranteed.
(2)	Excludes (i) any common shares issuable upon exercise of the underwriters’ option to purchase up to 642,857 of our common shares to cover any over-allotments; (ii) 674,000 shares of our common stock reserved for issuance under our 2011 Equity Incentive Plan; and (iii) 1,333,333 of our common shares issuable upon exercise, at a price equal to $7.74 per share, of the warrants issued to Neige International in the Private Offering.

PER SHARE MARKET PRICE AND DIVIDEND PAYMENT INFORMATION

Per Share Market Price Information

Our common shares commenced trading on the New York Stock Exchange under the symbol “TEU” on April 14, 2011.

The table below sets forth the low and high closing prices for each of the periods indicated for our common shares.

For the Fiscal Year Ended	Low	High
December 31, 2011(1)	$7.10	$11.50

For the Quarter Ended	Low	High
June 30, 2011(1)	$9.17	$11.50
September 30, 2011	$7.10	$11.20
December 31, 2011	$7.20	$10.56
March 31, 2012	$8.12	$9.74
June 30, 2012	$7.04	$9.31

(1)	For the period from April 14, 2011, the date on which our common shares began trading on the New York Stock Exchange, until the end of the period.

For the Month	Low	High
January 2012	$8.12	$9.11
February 2012	$8.13	$9.74
March 2012	$8.50	$9.11
April 2012	$8.56	$8.92
May 2012	$7.04	$9.31
June 2012	$7.50	$8.11
July 1, 2012 to July 12, 2012	$8.11	$8.41

Dividend Payments

Total dividends that we have paid since the date our common shares commenced trading on the New York Stock Exchange have amounted to $17.04 million, or $1.05 per share. The quarterly dividend payments per share in 2012 and 2011 were as follows:

Period	Amount(1)
Second Quarter of 2011(2)	$0.15
Third Quarter of 2011	$0.30
Fourth Quarter of 2011	$0.30
First Quarter of 2012	$0.30

Total	$1.05

(1)	Dividends paid with respect to the corresponding period indicated.
(2)	For the period from April 14, 2011, the date on which our common shares began trading on the New York Stock Exchange, until the end of the period.

In addition, on July 2, 2012, we paid a dividend of approximately $205,833 with respect to our Series B Preferred Shares to Neige International, the only holder of our 1,333,333 Series B Preferred Shares outstanding as of June 29, 2012, the record date for such dividend payment.

DESCRIPTION OF CAPITAL STOCK

Overview

As of the date of this prospectus supplement, our authorized capital stock consisted of 500,000,000 registered shares, of which:

•	475,000,000 shares are designated as common shares, par value $0.01 per share;

•

25,000,000 shares are designated as preferred shares, par value $0.01 per share, of which 1,000,000 shares are designated Series A Participating Preferred Stock which is issuable upon exercise of the preferred stock purchase rights attached to our common shares in accordance with the terms of our stockholders rights agreement described under “—Stockholders Rights Agreement” and 2,500,000 are designated as Series B Preferred Shares.

All of our shares of stock are in registered form. As of the date of this prospectus supplement, we had issued and outstanding 16,326,000 common shares, warrants to purchase an additional 1,333,333 of our common shares and 1,333,333 Series B Preferred Shares. In addition, we have reserved for issuance an additional 674,000 common shares under our 2011 Equity Incentive Plan.

For a description of our capital stock, other than our Series B Preferred Shares and our Series B-1 Preferred Shares, see the section of the accompanying prospectus entitled “Description of Capital Stock.”

Description of Series B Preferred Shares

The following description of the Series B Preferred Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our Amended and Restated Articles of Incorporation, or the Articles of Incorporation, including the Statement of Designation of the Rights, Preferences and Privileges of 9.75% Series B Cumulative Redeemable Perpetual Preferred Shares, or the Statement of Designation, designating the Series B Preferred Shares and setting forth the rights, preferences and limitations of the Series B Preferred Shares. A copy of the Statement of Designation has been filed as an exhibit to our Report on Form 6-K, filed with the SEC on June 13, 2012 and incorporated by reference herein, and may be obtained from us as described under “Where You Can Find Additional Information.” Capitalized terms used herein but not defined have the meanings assigned to them in the Statement of Designations.

General

The Series B Preferred Shares entitle the holders thereof to receive cumulative cash dividends when, as and if declared by our board of directors out of legally available funds for such purpose. No fractional Series B Preferred Shares may be issued. Each Series B Preferred Share has a fixed liquidation preference of $30.00 per share, plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment, whether or not declared. Please read “—Liquidation Rights.”

The Series B Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series B Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us.

The Series B Preferred Shares are not convertible into common shares or other of our securities and do not have exchange rights and are not entitled to any preemptive or similar rights. The Series B Preferred Shares are not subject to any sinking fund requirements. The Series B Preferred Shares are subject to redemption at our option in whole or in part at any time on or prior to September 1, 2012, and thereafter at a premium. Please read “—Optional Redemption.” The Series B Preferred Shares are also subject to mandatory redemption in the event of a Change of Control, as defined below, subject to full compliance with the terms and covenants of our loan facilities. Please read “—Mandatory Redemption.”

We have engaged Computershare Trust Company, N.A., or Computershare, as the paying agent, or the Paying Agent, and the registrar and transfer agent, or the Registrar and Transfer Agent, for the Series B Preferred Shares.

Following the completion of this offering, the application of the net proceeds therefrom and the Preferred Share Exchange, we expect to have no Series B Preferred Shares outstanding.

Ranking

The Series B Preferred Shares rank, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of our affairs:

•

senior to all classes of our common shares (which currently consist of one class of common shares, of which 16,326,000 shares were outstanding as of the date of this prospectus supplement,) our Series A Participating Preferred Stock issuable upon exercise of the preferred stock purchase rights attached to our common shares in accordance with the terms of our Stockholders Rights Plan, and to each other class or series of capital stock established after June 12, 2012, or the Original Issue Date, by our board of directors, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series B Preferred Shares as to dividend distributions and distributions upon the liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, which we collectively refer to with our common shares as Junior Securities;

•

on a parity with any other class or series of capital stock established after the Original Issue Date by our board of directors, the terms of which class or series are not expressly subordinated or senior to the Series B Preferred Shares as to dividend distributions and distributions upon the liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, which we collectively refer to as Parity Securities; and

•

junior to each class or series of capital stock established after the Original Issue Date by our board of directors, the terms of which class or series expressly provide that it ranks senior to the Series B Preferred Shares as to dividend distributions and distributions upon liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, which we collectively refer to as Senior Securities.

Under the Statement of Designation, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series B Preferred Shares. Our board of directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. Our board of directors will also determine the number of shares constituting each series of securities. Our ability to issue Parity Securities and additional Senior Securities is limited as described under “—Voting Rights.”

Liquidation Rights

The holders of outstanding Series B Preferred Shares are entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $30.00 per share in cash,plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our common shares or any other Junior Securities. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of our affairs for this purpose. However, we will be required to redeem the Series B Preferred Shares in the event we undergo a Change of Control, as defined under “—Mandatory Redemption” below, subject to full compliance with the terms and covenants of our loan facilities. In the event that our assets available for distribution to holders of the outstanding Series B Preferred Shares and any Parity Securities are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series B Preferred Shares and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the holders of the outstanding Series B Preferred Shares and Parity Securities, our remaining assets and funds will be distributed among the holders of the common shares and any other Junior Securities then outstanding according to their respective rights.

Voting Rights

The Series B Preferred Shares have no voting rights except as set forth below or as otherwise provided by Marshall Islands law. In the event that six quarterly dividends, whether consecutive or not, payable on Series B Preferred Shares are in arrears, the holders of Series B Preferred Shares will have the right, voting separately as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, at the next meeting of shareholders called for the election of directors, to elect two members of our board of directors, and the size of our board of directors will be increased as needed to accommodate such change. The right of such holders of Series B Preferred Shares to elect two members of our board of directors will continue until such time as all dividends accumulated and in arrears on the Series B Preferred Shares have been paid in full, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends as described above. Upon any termination of the right of the holders of the Series B Preferred Shares and any other Parity Securities to vote as a class for directors, the term of office of all directors then in office elected by such holders voting as a class will terminate immediately. Any directors elected by the holders of the Series B Preferred Shares and any other Parity Securities shall each be entitled to one vote per director on any matter before our board of directors.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a single class, we may not:

•	adopt any amendment to the Articles of Incorporation that adversely alters the preferences, powers or rights of the Series B Preferred Shares;

•	issue any Parity Securities or Senior Securities.

On any matter described above in which the holders of the Series B Preferred Shares are entitled to vote as a class, such holders will be entitled to one vote per share. The Series B Preferred Shares held by us or any of our subsidiaries will not be entitled to vote.

Dividends

General

Holders of Series B Preferred Shares are entitled to receive, when, as and if declared by our board of directors out of legally available funds for such purpose, cumulative cash dividends from June 12, 2012 with respect to Series B Preferred Shares issued on June 12, 2012 and from July 1, 2012 with respect to Series B Preferred Shares issued after June 12, 2012.

Determination of Dividend Rate

Dividends on Series B Preferred Shares are cumulative, commencing on June 12, 2012 with respect to Series B Preferred Shares issued on June 12, 2012 and from July 1, 2012 with respect to Series B Preferred Shares issued after June 12, 2012, and payable on each Dividend Payment Date, as defined below, commencing on July 1, 2012, when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose. Dividends on the Series B Preferred Shares accrue at a rate of 9.75% per annum per $30.00 stated liquidation preference per Series B Preferred Share, subject to increase upon (1) a Cross Default, (2) a Dividend Payment Default or (3) a Failure to Redeem. We refer to such rate, as increased, if applicable, as the Base Dividend Rate.

Dividend Payment Dates

The dividend payment dates, or Dividend Payment Dates, for the Series B Preferred Shares are each of January 1, April 1, July 1 and October 1, commencing July 1, 2012. Dividends accumulate in each dividend period from and including the preceding Dividend Payment Date, or, in the case of the Series B Preferred Shares issued on the Original Issue Date, from and including June 12, 2012, to but excluding the applicable Dividend Payment Date for such dividend period, and dividends will accrue on accumulated dividends at the applicable Base Dividend Rate. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series B Preferred Shares will be payable based on a 360-day year consisting of twelve 30-day months.

“Business Day” means a day on which The New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.

Increase in Base Dividend Rate Following a Cross Default, Dividend Payment Default or Failure to Redeem

•	In the event that four quarterly dividends, whether consecutive or not, payable on Series B Preferred Shares are in arrears, such event shall constitute a Dividend Payment Default.

•	A default by us under any credit facility shall constitute a Cross Default if such default:

•	is caused by a failure to pay principal of, or interest or premium, if any, on outstanding indebtedness under such credit facility; or

•	results in the acceleration of such indebtedness prior to its maturity;

and in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10 million or more.

•

Our failure to redeem all the Series B Preferred Shares on or prior to June 30, 2015, whether or not our board of directors has authorized any such redemption and whether or not such redemption is legally permissible or is prohibited by any agreement to which we are subject, shall constitute a Failure to Redeem.

If a Cross Default, a Dividend Payment Default or a Failure to Redeem occurs, then:

(1)	effective as of the date of such Cross Default, Dividend Payment Default or Failure to Redeem, and without duplication if more than one such event has occurred and is continuing at any time, the Base Dividend Rate payable on the Series B Preferred Shares shall increase to a number that is 1.25 times the Base Dividend Rate payable on the Series B Preferred Shares as of the close of business on the day immediately preceding the date of such Cross Default, Dividend Payment Default or Failure to Redeem, and

(2)	on each subsequent Dividend Payment Date, the Base Dividend Rate payable in respect of the succeeding quarterly dividend period shall increase to a number that is 1.25 times the Base Dividend Rate payable on the Series B Preferred Shares as in effect as of the close of business on the day immediately preceding such Dividend Payment Date, until no Cross Default or Dividend Payment Default exists or, in the case of a Failure to Redeem, until all the Series B Preferred Shares are no longer outstanding.

Notwithstanding the foregoing, in no event shall dividends accrue on the Series B Preferred Shares at a rate greater than 25% per annum in respect of any period. If a Cross Default or Dividend Payment Default, as applicable, ceases to exist, the Base Dividend Rate payable on the Series B Preferred Shares shall be reduced, effective as of the date such Cross Default or Dividend Payment Default ceases to exist, to such Base Dividend Rate that would have been applicable had such Cross Default or Dividend Payment Default never existed.

Payment of Dividends

Not later than the close of business, New York City time, on each Dividend Payment Date, we will pay those dividends, if any, on the Series B Preferred Shares that have been declared by our board of directors to the holders of such shares as such holders’ names appear on our stock transfer books maintained by the Registrar and Transfer Agent on the applicable record date, or Record Date. The applicable record date will be the Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date will be such date as may be designated by our board of directors in accordance with our bylaws then in effect and the Statement of Designations.

In the event the Series B Preferred Shares are held of record by the nominee of The Depository Trust Company, or its successors or assigns or any other securities depository selected by us, or the Securities Depository, declared dividends will be paid to the Securities Depository in same-day funds on each Dividend Payment Date. The Securities Depository will credit accounts of its participants in accordance with the Securities Depository’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series B Preferred Shares in accordance with the instructions of such beneficial owners.

No dividend may be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Series B Preferred Shares and any Parity Securities through the most recent respective dividend payment dates. Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of the Series B Preferred Shares on the record date for such payment, which may not be more than 60 days before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series B Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof set apart, payment of accumulated dividends in arrears will be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series B Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series B Preferred Shares and any Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series B Preferred Shares will not be entitled to any dividend in excess of full cumulative dividends. Except insofar as dividends accrue on the amount of any accumulated and unpaid dividends as described under “—Dividends—Determination of Dividend Rate”, no interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series B Preferred Shares.

Redemption

Optional Redemption

At any time on or prior to September 1, 2012, we may redeem, at our option, in whole or in part, the Series B Preferred Shares at a redemption price in cash equal to $30.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared, or the Liquidation Preference. Any such optional redemption shall be effected only out of funds legally available for such purpose. Thereafter, we may redeem the Series B Preferred Shares on a pro-rata basis at our option anytime on or prior to September 1, 2013, in whole or in part, at a redemption price of 102.25% of the Liquidation Preference. Thereafter, on a pro-rata basis at our option we may redeem the Series B Preferred Shares anytime on or prior to September 1, 2014, at a redemption price of 103.75% of the Liquidation Preference. Thereafter, we may redeem the Series B Preferred Shares on a pro-rata basis at our option anytime in whole or in part, at a redemption price of 105.00% of the Liquidation Preference.

Optional Redemption Procedures

We will give notice of any redemption by mail, postage prepaid, not less than 15 days and not more than 60 days, other than with respect to Series B Preferred Shares issued on the Original Issue Date, in which case we are required to provide a minimum of two days’ notice, before the scheduled date of redemption, to the holders of any shares to be redeemed as such holders’ names appear on our stock transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (1) the optional redemption date, (2) the number of Series B Preferred Shares to be redeemed and, if less than all outstanding Series B Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such holder, (3) the redemption price, (4) the place where the Series B Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor and (5) that dividends on the shares to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the outstanding Series B Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by us, and such shares will be redeemed by such method of selection as we or the Securities Depository shall determine, with adjustments to avoid redemption of fractional shares. In the event all Series B Preferred Shares are held of record by the nominee of the Securities Depository, we will give notice, or cause notice to be given, to the Securities Depository of the number of Series B Preferred Shares to be redeemed, and the Securities Depository will determine the number of Series B Preferred Shares to be redeemed from the account of each of its participants holding such shares in its participant account. Thereafter, each participant will select the number of shares to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series B Preferred Shares for its own account). A participant may determine to redeem Series B Preferred Shares from some beneficial owners (including the participant itself) without redeeming Series B Preferred Shares from the accounts of other beneficial owners.

In the event the Series B Preferred Shares are held of record by the nominee of the Securities Depository, the redemption price will be paid by the Paying Agent to the Securities Depository on the redemption date. The Securities Depository’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, other than in the case of Series B Preferred Shares issued on the Original Issue Date, we will deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Shares as to which notice has been given by the close of business, New York City time, no later than the Business Day immediately preceding the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such shares is issued in the name of the Securities Depository or its nominee) of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all dividends on such shares will cease to accumulate and all rights of holders of such shares as our shareholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid dividends through the date fixed for redemption, whether or not declared. We will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the shares to be redeemed), and the holders of any shares so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series B Preferred Shares, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request after which repayment the holders of the Series B Preferred Shares entitled to such redemption or other payment shall have recourse only to us.

If only a portion of the Series B Preferred Shares represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such shares is registered in the name of the Securities Depository or its nominee), the Paying Agent will issue to the holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of Series B Preferred Shares represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series B Preferred Shares called for redemption until funds sufficient to pay the full redemption price of such shares, including all accumulated and unpaid dividends to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We and our affiliates may from time to time purchase the Series B Preferred Shares, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any Series B Preferred Shares. Any shares repurchased and cancelled by us will revert to the status of authorized but unissued preferred shares, undesignated as to series.

Notwithstanding the foregoing, except in the case of the Series B Preferred Shares issued on the Original Issue Date, in the event that full cumulative dividends on the Series B Preferred Shares and any Parity Securities have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series B Preferred Shares or Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares and any Parity Securities. Common shares and any other Junior Securities may not be redeemed, repurchased or otherwise acquired unless full cumulative dividends on the Series B Preferred Shares and any Parity Securities for all prior and the then-ending dividend periods have been paid or declared and set apart for payment.

Mandatory Redemption

We will redeem the Series B Preferred Shares in whole and not in part upon the acquisition of more than 49% of our outstanding capital stock by any person unaffiliated with our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou or members of his family or companies legally or beneficially owned or controlled by such persons, or a Change of Control, subject to full compliance with the terms and covenants contained in our loan facilities, or the Mandatory Redemption Date. Upon the Mandatory Redemption Date, the Corporation will redeem the Series B Preferred Shares at a cash redemption price per share equal to the applicable redemption price set forth above under “—Optional Redemption.” Holders of Series B Preferred Shares shall also be entitled to receive on the Mandatory Redemption Date an amount equal to all accumulated, accrued and unpaid dividends to the Mandatory Redemption Date (whether or not we have earnings and whether or not authorized by our board of directors or declared by us.)

Additional Common Shares

On July 1, 2015, any holders of Series B Preferred Shares will, for no additional consideration, receive, on a pro rata basis, common shares representing an aggregate of 5.0% of our then-outstanding common shares, on a fully diluted basis.

No Sinking Fund

The Series B Preferred Shares do not have the benefit of any sinking fund.

Description of Series B-1 Preferred Shares

Following the completion of this offering, the application of the net proceeds therefrom and the Preferred Share Exchange, we expect to have 640,692 Series B-1 Preferred Shares outstanding, all of which will be held by Neige International.

The Series B-1 Preferred Shares will be identical to the Series B Preferred Shares described above in all material respects, except they will have a conversion right, pursuant to which we, at our sole option, will have the right to convert, in whole or in part at any time from time to time, any outstanding Series B-1 Preferred Shares into common shares. The number of common shares into which each Series B-1 Preferred Share may be converted shall be the number of common shares having an aggregate Adjusted Market Price (as defined below) equal to the $30.00 liquidation preference of the Series B-1 Preferred Shares, plus any applicable redemption premium. The Adjusted Market Price of the common shares will be equal to the closing price of the common shares on the New York Stock Exchange, or such other national securities exchange on which our common shares are then traded, on the record date of the conversion, less 10%. Holders of Series B-1 Preferred Shares will also be entitled to receive on the date such shares are converted into common shares an amount equal to all accumulated, accrued and unpaid dividends (whether or not we have earnings and whether or not authorized by our board or directors or declared by us) to the date of conversion.

In addition, in connection with the closing of this offering, we have agreed that we will not redeem any outstanding Series B-1 Preferred Shares held by Neige International for cash prior to the earlier of (i) April 30, 2013 or (ii) the repayment of the $30.0 million loan agreement with Paragon Shipping, of which $15.0 million was outstanding as of July 12, 2012 and which is repayable in full by April 2013.

Description of Warrants

As of the date of this prospectus supplement, we had outstanding warrants to purchase 1,333,333 of our common shares, which were issued to Neige International in connection with the Private Offering.

The warrants are exercisable in cash at any time on or prior to June 30, 2017, or the Expiration Date, at a price of $7.74 per share, or the Exercise Price.

The Exercise Price and the number of common shares issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event we pay a stock dividend or if there is a recapitalization, reorganization, merger or consolidation of us.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the Expiration Date at the offices of the Company or the warrant agent, with the exercise form attached to the warrant, accompanied by full payment of the Exercise Price, in cash, by certified check or cashier’s check payable to us or by wire transfer in immediately available funds to an account specified by us, for the number of warrants being exercised.

Holders of the warrants do not have the rights or privileges of holders of our common shares nor do they have any voting rights until they exercise their warrants and receive common shares therefor. After the issuance of the common shares upon exercise of the warrants, each holder will be entitled to one vote for each common share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the common shares to be issued to the holder of the warrants.

Listing of our Series B Preferred Shares, Series B-1 Preferred Shares and Warrants

Our Series B Preferred Shares and warrants to purchase our common shares are not, and our Series B-1 Preferred Shares to be issued immediately following the closing of this offering will not be, listed on any national securities exchange and we have no intention to list such securities on any national securities exchange in the future.

TAX CONSIDERATIONS

You should carefully read the discussion of the U.S. federal income tax and Marshall Islands tax considerations associated with our operations and the acquisition, ownership and disposition of our common shares set forth in the section of our Annual Report on Form 20-F for the year ended December 31, 2011 entitled “Item 10. Additional Information—E. Taxation” filed with the SEC on March 16, 2012 and incorporated by reference herein.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the number of common shares indicated below:

Name	Number of Shares
Barclays Capital Inc.	1,357,144
Credit Suisse Securities (USA) LLC	1,357,144
Deutsche Bank Securities Inc.	1,357,144
Dahlman Rose & Company, LLC	214,283

Total	4,285,715

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the common shares subject to their acceptance of the common shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus if any such common shares are taken. However, the underwriters are not required to take or pay for the common shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the common shares directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the common shares, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 642,857 additional common shares at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common shares offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 642,857 common shares.

	Total
	Per Share	No Exercise	Full Exercise
Public offering price	$7.00	$30,000,005	$34,500,004
Underwriting discounts and commissions to be paid by us(1):	$0.35	$1,461,000	$1,686,000
Proceeds, before expenses, to us	$6.65	$28,539,005	$32,814,004

(1)	The underwriters will not receive an underwriting discount or commission on the common shares that Neige International, a company controlled by our Chairman, President and Chief Executive Officer, has indicated an intention to purchase in the offering.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $400,000.

Our common shares are listed on the New York Stock Exchange under the trading symbol “TEU.”

We, all of our executive officers and directors and Paragon Shipping and Neige International have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. offer, sell, contract to sell or otherwise dispose of or hedge common shares or securities convertible into or exchangeable for common shares. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. However, if (a) during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the foregoing 90-day period and ends on the last day of the foregoing 90-day period, we issue an earnings release or material news or a material event relating to us occurs or (b) prior to the expiration of the foregoing 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, these “lock-up” restrictions imposed will continue to apply until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or the material news or material event occurs. These restrictions do not apply to transfers to immediate family or donees who receive such securities as bona fide gifts or to trusts established for the benefit of such persons; provided that such transferees agree to substantially the same transfer restrictions on the securities they receive.

In addition, during the lock-up period, we have agreed not to file any registration statement relating to, and each of our executive officers, directors and the aforementioned shareholders have agreed not to make any demand for, or exercise any right relating to, the registration of any common shares or any securities convertible into or exercisable or exchangeable for common shares, without the prior written consent of Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc.

In order to facilitate the offering of the common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common shares. Specifically, the underwriters may sell more common shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of common shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing common shares in the open market. In determining the source of common shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of common shares compared to the price available under the over-allotment option. The underwriters may also sell common shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common shares in the open market to stabilize the price of our common shares. These activities may raise or maintain the market price of our common shares above independent market levels or prevent or retard a decline in the market price of our common shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of common shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Certain of the underwriters and their affiliates from time to time have performed investment banking, commercial banking and advisory services to us, for which they have received customary fees and expenses. The underwriters and their affiliates may from time to time perform investment banking and advisory services for us and our affiliates in the ordinary course of business for which they may in the future receive customary fees and expenses. In particular, affiliates of Credit Suisse (USA) LLC are lenders under certain of our loan agreements.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any common shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase any common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the common shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares in, from or otherwise involving the United Kingdom.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the common shares in this offering, other than the underwriting discount, all of which will be paid by us.

SEC registration fee	$3,954	*
FINRA filing fee	$3,450	*
NYSE supplemental listing fee	$20,000
Legal fees and expenses	$225,000
Accounting fees and expenses	$40,000
Printing and engraving expenses	$25,000
Miscellaneous	$82,596

Total	$400,000

*	The SEC registration Fee of $57,300 and the FINRA filing fee of $50,500 covering all of the securities being offered under the registration statement on Form F-3 (File No. 333-181076) filed with the SEC with an effective date of May 10, 2012, of which this prospectus supplement forms a part, was previously paid. We allocate the cost of these fees on an approximately pro-rata basis with each offering.

LEGAL MATTERS

The validity of the common shares offered hereby with respect to Marshall Islands law and certain other legal matters relating to United States and Marshall Islands law will be passed upon for us by Seward & Kissel LLP, New York, New York. The underwriters have been represented in connection with this offering by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements of Box Ships Inc. and the combined financial statements of Ardelia Navigation Limited and Eridanus Trading Co. incorporated in this Prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on March 16, 2012, have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Hadjipavlou, Sofianos & Cambanis S.A are located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus supplement and the accompanying prospectus is a part of that registration statement, which includes additional information.

Government Filings

We have filed with the SEC a registration statement including exhibits and schedules thereto on Form F-3 under the Securities Act with respect to the common shares offered hereby. This prospectus supplement and the accompanying prospectus, which form a part of the registration statement, do not contain all of the information in the registration statement, as permitted by SEC rules and regulations. For further information with respect to the Company and the common shares offered hereby, reference is made to the registration statement. In addition, we are subject to the periodic reporting requirements of the Exchange Act, and file reports and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically, which you can access over the internet at http://www.sec.gov. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our filings are also available on our website at http://www.box-ships.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement and the accompanying prospectus.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

This prospectus incorporates by reference the following documents:

•

our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on March 16, 2012, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•

our Registration Statement on Form 8-A12B, filed with the SEC on April 8, 2011, registering our common shares, par value $0.01 per share, and our preferred stock purchase rights under Section 12(b) of the Exchange Act, and any amendment filed thereto.

•	our Report on Form 6-K filed with the SEC on June 13, 2012.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Box Ships Inc.

15, Karamanli Ave.

Voula, 16673

Athens, Greece

+ (30) (210) 8914 600

Attn: Mrs. Maria Stefanou

Information Provided by the Company

We will furnish holders of common shares with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PROSPECTUS

$500,000,000

Common Shares, Preferred Shares, Debt Securities,

Warrants, Purchase Contracts, Rights and Units

Through this prospectus, we may periodically offer:

(1)	our common shares, including related preferred stock purchase rights;

(2)	our preferred shares;

(3)	our debt securities;

(4)	our warrants;

(5)	our purchase contracts;

(6)	our rights; and

(7)	our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

The aggregate offering price of all securities issued under this prospectus may not exceed $500,000,000. The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares are listed on the New York Stock Exchange under the symbol “TEU”.

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 7 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 10, 2012

i

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts presented in, United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a shelf registration process. Under the shelf registration process, we may sell the common shares (including the related preferred stock purchase rights), preferred shares, debt securities, warrants, purchase contracts, rights and units described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a supplement to this prospectus that will describe the specific information about the securities being offered and the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the SEC and do not contain all the information in the registration statement. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the SEC as described below under the section entitled “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

ii

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.

Unless we specify otherwise, when used in this prospectus the terms the “Company,” “we,” “our” and “us” refer to Box Ships Inc. and its subsidiaries. References to “Paragon Shipping” are to Paragon Shipping Inc. and references to “Allseas” or “our Manager” are to Allseas Marine S.A. and its relevant subsidiaries, which provides our fleet with commercial and technical management services and provides certain administrative and corporate services to us.

We use the term “TEU” in describing the size of containerships. TEU is a standard measure of a containership’s cargo-carrying capacity and refers to the space occupied by a container having the International Organization for Standardization’s standard external dimensions, the length of which is 20 feet, the height of which is 8.5 feet and the width of which is 8.0 feet.

Our Company

We are an international shipping company engaged in the seaborne transportation of containers worldwide. We are focused on pursuing growth opportunities in the container shipping industry by leveraging the reputation, expertise and relationships of our management team and our Manager in identifying attractive vessel acquisition opportunities and maintaining cost-competitive, efficient operations.

We were formed by Paragon Shipping (NYSE: PRGN), a leading global provider of shipping transportation services specializing in transporting drybulk cargoes. We commenced operations following the completion of the initial public offering of our common shares in the United States, which we refer to as our Initial Public Offering, in April 2011. As of the date of this prospectus, our fleet was comprised of seven containerships with a TEU weighted average age of 4.4 years, a total capacity of over 33,000 TEU and a weighted average remaining charter duration of 25 months.

We operate through a number of wholly-owned, vessel-owning subsidiaries incorporated in the Republic of Liberia and the Republic of the Marshall Islands. Allseas, a company controlled by our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou, provides the commercial and technical management services for all of the vessels in our fleet.

Our Fleet

The following table presents certain information concerning our current fleet:

Vessel	Year Built	TEU	Charterer	Daily Gross Charter Rate(1)	Remaining Time Charter Term(2)	Expiration of Charter	Date Delivered to Us
Box Trader	2010	3,426	Compañía Sud Americana de Vapores S.A. (CSAV Valparaiso)	$20,000	4 months(3)	August 2012	April 29, 2011

Box Voyager	2010	3,426	Compañía Sud Americana de Vapores S.A. (CSAV Valparaiso)	$20,000	3 months(3)	August 2012	April 29, 2011

CMA CGM Kingfish	2007	5,095	CMA CGM	$23,000	24 months(3)	April 2014	May 19, 2011

CMA CGM Marlin	2007	5,095	CMA CGM	$23,000	24 months(3)	May 2014	May 31, 2011

Maersk Diadema (formerly the MSC Siena)	2006	4,546	A.P. Moller — Maersk A/S (Maersk)	$28,000	21 months(4)	January 2014	May 19, 2011

Maule	2010	6,589	Compañía Sud Americana de Vapores S.A. (CSAV Valparaiso)	$38,000	48 months(5)	May 2016	May 9, 2011

MSC Emma	2004	5,060	Mediterranean Shipping Co. S.A. (MSC)	$28,500	27 months(6)	August 2014	August 3, 2011

TEU weighted average Fleet age/Total Fleet Capacity	4.4 years	33,237

(1)	Represents the daily gross charter rate and does not reflect commissions payable by us to third party chartering brokers and Allseas aggregating 1.25% for the CMA CGM Kingfish and the CMA CGM Marlin and 2.50% for each of the other vessels in our fleet, including, in each case, 1.25% to Allseas.
(2)	As of the date of this prospectus, the average remaining duration of the charters of our fleet was 25 months (weighted by aggregate TEU capacity).
(3)	The charterer has the option to increase or decrease the term of the charter by 45 days.
(4)	The charterer has the option to extend the term of the charter by additional, one-year terms for four successive years at the same gross daily charter rate. In addition, the charterer has the option to increase or decrease the term of the charter by 45 days.
(5)	The charterer has the option to increase or decrease the term of the charter by 30 days. The charterer also has the option to purchase the vessel upon expiration of the charter, provided the option is exercised at least six months prior to the expiration of the term of the charter, for a purchase price of $57.0 million, less a 0.5% purchase commission payable to parties unaffiliated with us.
(6)	The charterer has the option to extend the term of the charter by an additional one-year term at the same gross daily charter rate. In addition, the charterer has the option to increase or decrease the term of the charter by 30 days.

We have also entered into an agreement with Paragon Shipping pursuant to which Paragon Shipping has granted us options to acquire two 4,800 TEU newbuilding containerships for which Paragon Shipping has entered into construction contracts and that are scheduled to be delivered to Paragon Shipping during the fourth quarter of 2013. We may exercise our options to acquire each vessel by way of an assignment of the relevant construction contract from Paragon Shipping at any time prior to the applicable vessel’s delivery to Paragon Shipping or purchase of such vessel at any time after its delivery to Paragon Shipping, so long as the vessel is owned by Paragon Shipping at such time. See “Item 7. Major Shareholders and Related Party Transactions — B. Related party transactions — Options to Acquire Two Newbuilding Containerships” of our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on March 16, 2012 and incorporated by reference herein.

Our chartering policy is to employ our vessels and any vessels we may acquire in the future on short- to medium-term time charters of one to five years in order to take advantage of stable cash flows and high utilization rates while preserving the flexibility to later capitalize on potentially rising charter rates with longer terms, although we may opportunistically enter into attractive longer-term charters or short-term time charters with durations of less than one year. All of the seven vessels in our fleet are currently employed under fixed rate time charters with an average remaining duration of 25 months (weighted by aggregate TEU capacity), as of the date of this prospectus, with expirations ranging from three months to 48 months. We intend to continue to charter our vessels to a diversified portfolio of leading liner charterers with staggered re-delivery dates in accordance with our market outlook.

Management of Our Fleet

Allseas provides commercial and technical management services for our fleet, pursuant to long-term management agreements between Allseas and each of our vessel-owning subsidiaries. Allseas also provides commercial and technical management services for Paragon Shipping’s fleet. Commercial management includes, among other things, negotiating charters for our vessels, monitoring various types of charters, monitoring the performance of our vessels under charter, locating, purchasing, financing and negotiating the purchase and sale of our vessels, obtaining insurance for our vessels and finance and accounting functions. Technical management services include, among other things, arranging for and managing crews, vessel maintenance, drydocking, repairs, insurance, maintaining regulatory and classification society compliance and providing technical support.

In addition, Allseas also provides us with certain administrative services and the services of our executive officers, who report directly to our board of directors, as discussed below.

Allseas, a Liberian corporation based in Athens, Greece, was formed in 2000 as a ship management company and is wholly-owned by our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou, who is also the Chairman, President, Chief Executive Officer and Interim Chief Financial Officer of Paragon Shipping. We believe Allseas has established a reputation in the international shipping industry for operating and maintaining a fleet with high standards of performance, reliability and safety and that our business benefits through access to the expertise and resources of Allseas.

Management Agreements

We have entered into separate management agreements with Allseas for each of the vessels in our fleet. Each management agreement has an initial term of five years and automatically renews for additional five-year periods, unless, in each case, at least 90 days’ advance notice of termination is given by either party. Under the management agreements, Allseas is entitled to a technical management fee of €620 per vessel, per day (or $827 per vessel, per day using an exchange rate of $1.3343:€1.00, the U.S. dollar/Euro exchange rate as of March 30, 2012 according to Bloomberg), payable on a monthly basis in advance, pro rata either for the calendar days these vessels are owned by us if the vessels are second-hand purchases, or from the date of the memorandum of agreement if the vessels are purchased directly from a shipyard. The technical management fee is adjusted annually based on the Eurozone inflation rate. Allseas is also entitled to (i) a fee equal to 1.25% of the gross freight, demurrage and charter hire collected from the employment of our vessels; (ii) a fee equal to 1.0% calculated on the price as stated in the relevant memorandum of agreement for any vessel bought or sold on our behalf, with the exception of the purchase of the Box Trader, the Box Voyager, the CMA CGM Kingfish and the CMA CGM Marlin, which were acquired from companies affiliated with us; and (iii) a superintendent fee of €500 per day (or $667 per day using an exchange rate of $1.3343:€1.00, the U.S. dollar/Euro exchange rate as of March 30, 2012 according to Bloomberg), for each day in excess of five days per calendar year for which a superintendent performed on site inspection. In addition, Allseas is entitled to a lump sum fee of $15,000 for pre-delivery services, including legal fees, crewing and manning fees, manual preparation costs and other expenses related to preparing the vessel for delivery, rendered during the period from the date a memorandum of agreement is signed for the purchase of any such vessel until the delivery date.

Additional vessels that we may acquire in the future may be managed by Allseas or unaffiliated management companies.

Manning Agreements

Allseas subcontracts crewing services relating to our vessels to Crewcare Inc., or Crewcare, a Philippines company beneficially owned by our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou. Each of our vessel-owning subsidiaries has entered into manning agreements with Crewcare, pursuant to which Crewcare provides manning services for each of our vessels in exchange for a fixed monthly fee of $95 per seaman for all officers and crew who serve on board our vessels and a one-time recruitment fee of $120 per seaman. In addition, the agreements also provide for a fee of $30 per seaman for in-house training and a fee of $50 per seaman for extra in-house training.

Administrative Services Agreement

On April 19, 2011, we entered into an administrative services agreement with Allseas, under which Allseas provides us with telecommunication services, secretarial and reception personnel and equipment, security facilities and cleaning for our offices and information technology services at cost. Under the terms of the agreement, we have agreed to reimburse Allseas on a quarterly basis for all costs and expenses reasonably incurred by Allseas in connection with the provision of the above services, which amounted to approximately $23,000 for the year ended December 31, 2011.

Executive Services Agreement

On April 19, 2011, we entered into an executive services agreement with Allseas, pursuant to which Allseas provides the services of our executive officers, which include strategy, business development, marketing, finance and other services, who report directly to our board of directors. The agreement has an initial term of five years and automatically renews for successive five-year terms unless sooner terminated. Allseas is entitled to an executive services fee of $1.8 million per annum, payable in 12 monthly installments, in connection with the provision of services under the agreement. In addition, Allseas is entitled also to incentive compensation, at the discretion of our Board of Directors, which amounted to approximately $0.1 million for the year ended December 31, 2011.

For more information on our agreements with Allseas and Crewcare discussed above, see “Item 7. Major Shareholders and Related Party Transactions — B. Related party transactions” of our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on March 16, 2012 and incorporated by reference herein.

Dividend Policy

Our policy is to pay quarterly dividends to shareholders, in February, May, August and November of each year, in amounts equal to substantially all of our operating cash flow less any amounts required to pay cash expenses and capital expenditures, service our debt and maintain reserves for drydockings, surveys and other purposes as our board of directors may from time to time determine. On April 30, 2012, our board of directors declared a dividend of $0.30 per share with respect to the first quarter of 2012, payable on or about May 18, 2012 to shareholders of record as of the close of business on May 11, 2012. On March 2, 2012, we paid a dividend of $0.30 per share with respect to the fourth quarter of 2011. On November 29, 2011, we paid a dividend of $0.30 per share with respect to the third quarter of 2011 and on August 24, 2011, we paid a dividend of $0.15 per share with respect to the second quarter of 2011.

Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors. We cannot assure you that we will be able to pay regular quarterly dividends in the amounts stated above or elsewhere in this prospectus or at all, and our ability to pay dividends will be subject to the restrictions in our loan agreements and the provisions of Marshall Islands law as well as the other limitations set forth in “Item 8. Financial Information — Consolidated statements and other financial information — Dividend Policy” of our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on March 16, 2012 and incorporated by reference herein.

Recent Developments

On March 20, 2012, we entered into an interest rate swap agreement with UniCredit Bank AG, or UniCredit, with declining notional balances in order to hedge our variable interest rate exposure with an effective date of May 18, 2012 for an initial notional amount of $5,400,000 that will reduce by $150,000 on a quarterly basis for a period of five years. Under the terms of the agreement, we will make quarterly payments to UniCredit on the relevant amount at a fixed rate of 1.48% and UniCredit will make quarterly payments to us on the relevant amount based on the 3-month USD LIBOR.

On April 19, 2012, we entered into an interest rate swap agreement with Credit Suisse AG, or Credit Suisse, with declining notional balances in order to hedge our variable interest rate exposure with an effective date of May 30, 2012 for an initial notional amount of $5,025,000 that will reduce by $118,750 on a quarterly basis for a period of five years. Under the terms of the agreement, we will make quarterly payments to Credit Suisse on the relevant amount at a fixed rate of 1.20% and Credit Suisse will make quarterly payments to us on the relevant amount based on the 3-month USD LIBOR.

On April 30, 2012, our board of directors declared a quarterly dividend of $0.30 per share with respect to the first quarter of 2012, payable on or about May 18, 2012 to shareholders of record as of the close of business on May 11, 2012.

Corporate Structure

Box Ships Inc. is a company organized under the laws of the Republic of the Marshall Islands on May 19, 2010 as a wholly-owned subsidiary of Paragon Shipping. We completed our Initial Public Offering on April 19, 2011. The address of our principal executive offices is 15, Karamanli Avenue, 16673, Voula, Greece. Our telephone number at that address is +30 (210) 891-4600. We maintain a website at www.box-ships.com. Information contained on our website does not constitute part of this prospectus.

As of the date of this prospectus, Paragon Shipping and our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou, own approximately 21.1% and 12.1% of our outstanding common shares, respectively.

We own our vessels through separate wholly-owned subsidiaries that are incorporated in the Republic of the Marshall Islands and the Republic of Liberia.

The Securities We May Offer

We may use this prospectus to offer up to $500,000,000 of our:

•	common shares, including the related preferred stock purchase rights;

•	preferred shares;

•	debt securities;

•	warrants;

•	purchase contracts;

•	rights; and

•	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth below and the discussion of risks under the heading “Item 3. Key Information — D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on March 16, 2012, and the other documents we have incorporated by reference in this prospectus, including the section entitled “Item 3. Key Information — D. Risk factors” in future Annual Reports that summarize the risks that may materially affect our business, before making an investment in our securities. Please see the section of this prospectus entitled “Where You Can Find Additional Information — Information Incorporated by Reference.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

If the share price of our common shares fluctuates after this offering, you could lose a significant part of your investment.

Our common shares commenced trading on the New York Stock Exchange in April 2011. We cannot assure you that an active or liquid public market for our common shares will continue. Since 2008, the stock market has experienced extreme price and volume fluctuations. If the volatility in the market continues or worsens, it could have an adverse effect on the market price of our common shares and impact a potential sale price if holders of our common shares decide to sell their shares.

The market price of our common shares may be influenced by many factors, many of which are beyond our control, including those described above in “Item 3. Key Information — D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2011 and the following:

•	the failure of securities analysts to publish research about us after this offering, or analysts making changes in their financial estimates;

•	announcements by us or our competitors of significant contracts, acquisitions or capital commitments;

•	variations in quarterly operating results;

•	general economic conditions;

•	terrorist or piracy acts;

•	future sales of our common shares or other securities; and

•	investors’ perception of us and the international containership sector.

As a result of these and other factors, investors in our common shares may not be able to resell their shares at or above the price they paid for such shares or at all. These broad market and industry factors may materially reduce the market price of our common shares, regardless of our operating performance.

We may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness or our 2011 Equity Incentive Plan, without shareholder approval, in a number of circumstances.

Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for dividends payable on our common shares may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of our common shares may decline.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus includes “forward-looking statements,” as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

Forward-looking statements appear in a number of places and include statements with respect to, among other things:

•	our expectations of our ability to pay dividends on our common shares;

•	our future financial condition or results of operations and future revenues and expenses;

•	our ability to identify and acquire additional containerships;

•	general market conditions and shipping market trends, including charter rates and factors affecting supply and demand;

•	our ability to repay our debt and obtain additional financing;

•	expected compliance with financing agreements and the expected effect of restrictive covenants in such agreements;

•	planned capital expenditures and the ability to fund capital expenditures from external financing sources;

•	the need to establish reserves that would reduce dividends on our common shares;

•	changes in demand or rates in the container shipping industry;

•	future supply of, and demand for, products suitable for shipping in containers;

•	our charterers’ performance of their obligations under our time charters;

•	changes in the supply and demand of containerships, including newbuilding of vessels or lower than anticipated scrapping of older vessels;

•

changes in rules and regulations applicable to the container shipping industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities;

•	increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance and general and administrative expenses;

•	the adequacy of our insurance arrangements;

•	changes in general domestic and international political conditions;

•

changes in the condition of our vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures;

•	the ability to leverage the relationships and reputations of Paragon Shipping and Allseas in the shipping industry;

•	the ability to maximize the use of vessels;

•	operating expenses, availability of crew, number of off-hire days, drydocking requirements and insurance costs;

•	expected pursuit of strategic opportunities, including the acquisition of vessels and expansion into new markets;

•	expected financial flexibility to pursue acquisitions and other expansion opportunities;

•	the ability to compete successfully for future chartering and newbuilding opportunities;

•	the expenses under service agreements with affiliates the Company and Paragon Shipping;

•	the anticipated taxation of our Company and distributions to our shareholders;

•	the expected life span of our vessels;

•	customers’ increasing emphasis on environmental and safety concerns;

•	anticipated funds for liquidity needs and the sufficiency of cash flows; and

•	our business strategy and other plans and objectives for future operations.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

See the section entitled “Risk Factors,” beginning on page 7 of this prospectus for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for the year ended December 31, 2011.(1) For the period from May 19, 2010 (referred to herein as Inception) to December 31, 2010, we incurred losses and thus the following table sets forth the dollar amount of the coverage deficiency.

	For the period from May 19, 2010 (Inception) to December 31, 2010	For the year ended December 31, 2011
(Loss) / Earnings:
Net (loss) / income	$(3,822)	$12,953,386
Add: Fixed charges	—	4,548,382

Total (Loss) / Earnings	$(3,822)	$17,501,768

Fixed Charges:
Interest expense	$—	$4,104,333
Amortization and write-off of capitalized expenses relating to indebtedness	—	444,049

Total Fixed Charges	$—	$4,548,382

Ratio of Earnings to Fixed Charges		3.8	x
Dollar amount of the coverage deficiency	$3,822	N/A

(1)	We have not issued any preferred stock as of the date of this prospectus. Accordingly, the ratio of earnings to fixed charges and preference dividends is equivalent to the ratio of earnings to fixed charges.

USE OF PROCEEDS

We intend to use net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

CAPITALIZATION

Each prospectus supplement will include information on our consolidated capitalization.

DILUTION

Information about the amount by which the offering price of our common shares issued pursuant to this prospectus exceeds the net tangible book value per share of our common shares following such issuance will be included in a prospectus supplement.

PER SHARE MARKET PRICE INFORMATION

Our common shares commenced trading on the New York Stock Exchange under the symbol “TEU” on April 14, 2011.

The table below sets forth the low and high closing prices for each of the periods indicated for our common shares.

For the Fiscal Year Ended	Low	High
December 31, 2011(1)	$7.10	$11.50

For the Quarter Ended	Low	High
June 30, 2011(1)	$9.17	$11.50
September 30, 2011	$7.10	$11.20
December 31, 2011	$7.20	$10.56
March 31, 2012	$8.12	$9.74

(1)	For the period from April 14, 2011, the date on which our common shares began trading on the New York Stock Exchange, until the end of the period.

For the Month	Low	High
November 2011	$8.89	$10.56
December 2011	$8.35	$10.23
January 2012	$8.12	$9.11
February 2012	$8.13	$9.74
March 2012	$8.50	$9.11
April 2012	$8.56	$8.92

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands company, and our principal executive office is located outside of the United States, in Greece. Some of our directors, officers and the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of our securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Furthermore, we, our executive officers, our directors and our major shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities being registered under this registration statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated by the SEC under the Securities Act. If more than 5% of the net proceeds of any offering of common shares made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 2720.

DESCRIPTION OF CAPITAL STOCK

For purposes of the description of the Company’s capital stock below, references to “us,” “we” and “our” refer only to Box Ships Inc. and not any of our subsidiaries.

Authorized Capitalization

Our amended and restated articles of incorporation provide for common shares, which each have one vote per share. As of the date of this prospectus, our authorized capital stock consisted of 500,000,000 registered shares, of which:

•	475,000,000 shares are designated as common shares, par value $0.01 per share;

•

25,000,000 shares are designated as preferred shares, par value $0.01 per share, of which 1,000,000 shares are designated Series A Participating Preferred Stock in connection with the adoption of our Stockholders Rights Agreement described under “— Stockholders Rights Agreement.”

All of our shares of stock are in registered form. As of the date of this prospectus, we had issued and outstanding 16,326,000 common shares.

Share History

On May 19, 2010, we issued to Paragon Shipping 100 shares of our capital stock, no par value, constituting all of the shares of our authorized capital stock.

On April 11, 2011, following approval by our board of directors and sole shareholder, we amended and restated our articles of incorporation, among other things, to increase our authorized share capital to 500,000,000 registered shares, comprised of 475,000,000 common shares and 25,000,000 preferred shares, each with a par value of $0.01 per share. The 100 shares of our capital stock, no par value, held by Paragon Shipping were converted to 100 common shares, par value $0.01 per share, upon the filing of our amended and restated articles of incorporation with the Registrar of Corporations of the Republic of the Marshall Islands and were subsequently cancelled as discussed below.

On April 19, 2011, we completed our Initial Public Offering, whereby we issued 11,000,000 common shares at a public offering price of $12.00 per share, resulting in net proceeds of approximately $122.7 million after deducting underwriting discounts and commissions. Our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou, purchased 114,000 common shares in our Initial Public Offering at the public offering price of $12.00 per share. Concurrently with the closing of our Initial Public Offering, Paragon Shipping surrendered to us the 100 common shares that it owned and the 100 shares were subsequently cancelled.

On April 19, 2011, we entered into purchase agreements with Paragon Shipping to acquire the Box Trader and the Box Voyager, in consideration for 2,266,600 common shares and approximately $69.2 million in cash. The 2,266,600 common shares were issued to Paragon Shipping on April 29, 2011 in connection with the delivery of the Box Trader and the Box Voyager.

In addition, on April 19, 2011, we entered into purchase agreements with each of Paragon Shipping and Proplous Navigation S.A., or Proplous Navigation, a company owned by Mr. Michael Bodouroglou, our Chairman, President and Chief Executive Officer, to acquire the CMA CGM Kingfish and the CMA CGM Marlin, respectively. We funded the acquisition of the CMA CGM Kingfish with 1,170,900 common shares and approximately $35.8 million in cash from the net proceeds of our Initial Public Offering and borrowing under our secured loan agreements. We funded the acquisition of the CMA CGM Marlin with 1,562,500 common shares, issuable to Proplous Navigation, which nominated Neige International Inc., or Neige International, a company also controlled by Mr. Bodouroglou, to receive the shares, and approximately $29.5 million in borrowings under our unsecured loan agreement with Paragon Shipping. The common shares were issued to Paragon Shipping and Neige International on May 19, 2011 and May 31, 2011, respectively, in connection with the delivery of the CMA CGM Kingfish and the CMA CGM Marlin, respectively.

In connection with the completion of our Initial Public Offering, on April 19, 2011, we granted 100,000 of our restricted common shares to Mr. Bodouroglou, our Chairman, President and Chief Executive Officer, under our 2011 Equity Incentive Plan, with such restricted shares being valued at $11.05 per share. All such restricted shares will vest ratably in annual installments over a three-year period commencing on April 19, 2012.

In connection with the completion of our Initial Public Offering, on July 14, 2011, we granted under our 2011 Equity Incentive Plan 1,000 of our restricted common shares to each of our non-executive directors and 5,000 of our restricted common shares to an employee of our Manager, with such restricted shares being valued at $10.735 per share. All such restricted shares will vest ratably in annual installments over a three-year period commencing on April 19, 2012.

On December 5, 2011, we granted under our 2011 Equity Incentive Plan 200,000 of our restricted common shares to Mr. Bodouroglou and 3,000 of our restricted common shares to each of our non-executive directors, with such restricted shares being valued at $10.23 per share. All such restricted shares will vest ratably in annual installments over a three-year period commencing on December 31, 2012.

On January 2, 2012, we granted under our 2011 Equity Incentive Plan 2,000 of our restricted common shares to our Chief Financial Officer, Mr. Robert Perri, and an aggregate of 6,000 of our restricted common shares to certain employees of our Manager, with such restricted shares being valued at $8.66 per share. All such restricted shares will vest ratably in annual installments over a three-year period commencing on December 31, 2012.

On February 3, 2012, we granted under our 2011 Equity Incentive Plan 1,000 of our restricted common shares to certain employees of our Manager, with such restricted shares being valued at $8.275 per share. All such restricted shares will vest ratably in annual installments over a three-year period commencing on December 31, 2012.

Our Articles of Incorporation and Bylaws

Our purpose, as is stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or BCA. Our amended and restated articles of incorporation and amended and restated bylaws do not impose any limitations on the ownership rights of our shareholders.

Description of Common Shares

Voting Rights

Generally, Marshall Islands law provides that the holders of a class of stock are entitled to a separate class vote on any proposed amendment to our amended and restated articles of incorporation that would change the aggregate number of authorized shares or the par value of that class of shares or alter or change the powers, preferences or special rights of that class so as to affect it adversely.

Holders of shares of our common shares have identical rights entitling the holder to one vote per share.

Dividends

Marshall Islands law generally prohibits the payment of a dividend when a company is insolvent or would be rendered insolvent by the payment of such a dividend or when the declaration or payment would be contrary to any restrictions contained in the company’s articles of incorporation. Dividends may be declared and paid out of surplus only, but if there is no surplus, dividends may be declared or paid out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.

Subject to preferences that may apply to any preferred shares outstanding at the time, the holders of our common shares are entitled to share equally in any dividends that our board of directors may declare from time to time out of funds legally available for dividends. In the event a stock dividend is paid, the holders of our common shares will receive common shares, or rights to acquire common shares, as the case may be.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of our common shares will be entitled to share equally in all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred shares.

Conversion

Our common shares are not convertible into any other shares of our capital stock.

Other Rights

Holders of our common shares do not have redemption or preemptive rights to subscribe for any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares that we may issue in the future.

Description of Preferred Shares

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

We have designated 1,000,000 preferred shares as Series A Participating Preferred Stock in connection with the adoption of our Stockholders Rights Agreement described under “— Stockholders Rights Agreement.”

Directors

Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting. Our amended and restated articles of incorporation provide that our board of directors must consist of at least three members, with the exact number to be fixed by a vote of at least two-thirds of the entire board of directors. Directors are elected annually on a staggered basis, whereby each director is divided into one of three classes, which shall be as nearly equal in number as possible. Each director shall serve for a three-year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Shareholder Meetings

Under our amended and restated bylaws, annual meetings of shareholders are held at a time and place selected by our board of directors. The meetings may be held in or outside of the Republic of the Marshall Islands. Special meetings may be called at any time by a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. One or more shareholders representing at least one-third of the total voting rights of our total issued and outstanding shares present in person or by proxy at a shareholder meeting shall constitute a quorum for the purposes of the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for the shareholder’s shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Director Liability and Indemnification of Directors and Officers

The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our amended and restated articles of incorporation bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by law. Our amended and restated bylaws also authorize us to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and to carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and amended and restated bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

We have entered into a non-competition agreement with Paragon Shipping and our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou, that provides that so long as Mr. Bodouroglou is a director or executive officer of our Company (i) Mr. Bodouroglou and any entity which he controls and (ii) during any period in which Mr. Bodouroglou is also a director or executive officer of Paragon Shipping and Paragon Shipping is the holder of more than 5% of our total issued and outstanding common shares, Paragon Shipping, will be prohibited from acquiring or entering into any charter for containerships without our prior written consent and we will not acquire or enter into any charter for drybulk carriers without the prior written consent of Mr. Bodouroglou, such entities controlled by him and Paragon Shipping, as applicable.

In addition, we have also entered into an agreement with Paragon Shipping pursuant to which Paragon Shipping has granted us options to acquire two 4,800 TEU newbuilding containerships for which Paragon Shipping has entered into construction contracts and that are scheduled to be delivered during the fourth quarter of 2013. We may exercise our options to acquire each vessel by way of an assignment of the relevant construction contract from Paragon Shipping at any time prior to the applicable vessel’s delivery to Paragon Shipping or purchase of such vessel at any time after its delivery to Paragon Shipping, so long as the vessel is owned by Paragon Shipping at such time. The purchase price of the options will be equal to the greater of (i) Paragon Shipping’s actual carrying cost of the vessel at the date the option is exercised, plus any actual expenses incurred by Paragon Shipping in connection with the construction contracts or the vessels and (ii) the fair market value of the vessel at the date the option is exercised as determined by the average of two independent ship brokers selected by Paragon Shipping and us. To the extent we do not exercise our options to acquire one or both of these vessels, Paragon Shipping will be permitted to operate, or sell, the vessels pursuant to a waiver that we will grant to Paragon Shipping under the non-competition agreement described above, provided that Paragon Shipping will grant to us a right of first offer on any proposed sale, transfer or other disposition of the vessels and a right of first refusal over any containership chartering opportunities.

The agreements described above have the effect of limiting the conflicts of interest that our directors and officers who also serve as directors or officers of Paragon Shipping or its other affiliates may have. There is currently no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is being sought.

Anti-Takeover Effect of Certain Provisions of Our Articles of Incorporation and Bylaws

Several provisions of our amended and restated articles of incorporation and amended and restated bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock

Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 25,000,000 shares of “blank check” preferred stock. Our board of directors could authorize the issuance of preferred shares with voting or conversion rights that could dilute the voting power or rights of the holders of our common shares. The issuance of preferred shares, of which 1,000,000 shares is designated Series A Participating Preferred Shares in connection with our adoption of a Stockholders Rights Agreement described under “— Stockholders Rights Agreement”, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us or the removal of our management and might harm the market price of our common shares. We have no current plans to issue any preferred shares.

Classified Board of Directors

Our amended and restated articles of incorporation provide that our board of directors serve staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. The classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Election and Removal of Directors

Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may be removed only for cause upon the affirmative vote of not less than two-thirds of the outstanding shares of the capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated bylaws provide that, subject to certain limited exceptions, only the chairman of the board of directors, a majority of the board of directors or any officer of the Company who is also a director may call special meetings of our shareholders, and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting of shareholders.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one year anniversary of the preceding year’s annual meeting of shareholders. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Business combinations

Although the BCA does not contain specific provisions regarding “business combinations” between companies organized under the laws of the Marshall Islands and “interested shareholders,” we have included these provisions in our amended and restated articles of incorporation. Specifically, our amended and restated articles of incorporation prohibit us from engaging in a “business combination” with certain persons for three years following the date the person becomes an interested shareholder. Interested shareholders generally include:

•	any person who is the beneficial owner of 15% or more of our outstanding voting stock; or

•	any person who is our affiliate or associate, other than Paragon Shipping, Mr. Bodouroglou and any entity controlled by Michael Bodouroglou, and who held 15% or more of our outstanding voting stock at any time within three years before the date on which the person’s status as an interested shareholder is determined, and the affiliates and associates of such person, provided, however, that the term “interested shareholder” will not include any person whose ownership of shares in excess of the 15% limitation is the result of action taken solely by us; provided that such person shall be an interested shareholder if thereafter such person acquires additional shares of our voting shares, except as a result of further action by us not caused, directly or indirectly, by such person.

Subject to certain exceptions, a business combination includes, among other things:

•	certain mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets, determined on a combined basis, or the aggregate value of all of our outstanding stock;

•	certain transactions that result in the issuance or transfer by us of any stock of ours to the interested shareholder;

•

any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of stock, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and

•

any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

These provisions of our amended and restated articles of incorporation do not apply to a business combination if:

•	before a person became an interested shareholder, our board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;

•

upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than certain excluded shares;

•

at or following the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock that is not owned by the interest shareholder;

•	the shareholder was or became an interested shareholder prior to the closing of our Initial Public Offering;

•

a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

•

the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under our amended and restated articles of incorporation which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the board; and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

(i) a merger or consolidation of us (except for a merger in respect of which, pursuant to the BCA, no vote of our shareholders is required);

(ii) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly-owned subsidiary or to us) having an aggregate market value equal to 50% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

(iii) a proposed tender or exchange offer for 50% or more of our outstanding voting stock.

Stockholders Rights Agreement

General

We have adopted a stockholders rights plan. Each of our common shares includes one preferred stock purchase right, referred to in this section of the prospectus entitled “— Stockholder Rights Agreement” as a right, or, collectively, the rights, that entitles the holder to purchase from us a unit consisting of one-thousandth of a share of our Series A Participating Preferred Stock at an exercise price of $90.00 per unit, subject to specified adjustments. The rights were issued pursuant to a Stockholders Rights Agreement between us and Computershare Trust Company, N.A., as rights agent. Until a right is exercised, the holder of a right will have no rights to vote or receive dividends or any other stockholder rights.

The rights may have anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the rights or a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors.

We have summarized the material terms and conditions of the Stockholders Rights Agreement and the rights below. For a complete description of the rights, we encourage you to read the Stockholders Rights Agreement filed as an exhibit to our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on March 16, 2012 and incorporated by reference herein.

Detachment of the Rights

The rights are attached to all certificates representing our currently outstanding common shares and will attach to all certificates for our common shares we issue before the rights distribution date or the date on which the rights expire (or thereafter, in certain circumstances). The rights will not be exercisable until after the rights distribution date and will expire at the close of business on the tenth anniversary of the closing of our Initial Public Offering, unless we redeem or exchange them earlier as we describe below. The rights will separate from shares of our common shares and a rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:

•

ten days following a public announcement that a person or group of affiliated or associated persons, or an “acquiring person,” has acquired or obtained the right to acquire beneficial ownership of 15% or more of the number of our outstanding common shares; or

•	ten business days following the announcement of a tender or exchange offer that would result, if closed, in a person’s becoming an acquiring person.

Paragon Shipping, Michael Bodouroglou and any entity controlled by Michael Bodouroglou, and their respective related entities, are excluded from the definition of “acquiring person” for purposes of the distribution of the rights, and therefore their ownership cannot trigger the distribution of the rights. Specified “inadvertent” owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of our common shares by us, will not become acquiring persons as a result of those transactions.

Our board of directors may defer the rights distribution date of some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of common shares.

Until the rights distribution date:

•	our common share certificates will evidence the rights, and the rights will be transferable only with those certificates; and

•	any new common shares will be issued with rights and new certificates will contain a notation incorporating the rights agreement by reference.

As soon as practicable after the rights distribution date, the rights agent will mail certificates representing the rights to holders of record of our common shares at the close of business on that date. After the rights distribution date, only separate rights certificates will represent the rights.

We will not issue rights with any common shares we issue after the rights distribution date, except as our board of directors may otherwise determine.

Flip-In Event

A “flip-in event” will occur under the rights agreement when a person becomes an acquiring person, as defined above.

If a flip-in event occurs and we do not redeem the rights as described under the heading “Redemption of Rights” below, each right, other than any right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of shares of stock of the same class of stock in which such right is included, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such right.

When a flip-in event occurs, all rights that are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the rights agreement specifies.

Flip-Over Event

A “flip-over event” will occur under the rights agreement when, at any time after a person has become an acquiring person:

•	we are acquired in a merger or other business combination transaction, subject to limited exceptions; or

•	50% or more of our assets or earning power is sold or transferred.

If a flip-over event occurs, each holder of a right, other than any right that has become void as we describe under the heading “Flip-In Event” above, will have the right to receive the number of common shares of the acquiring company which has a current market price equal to two times the exercise price of such right.

Anti-Dilution

The number of outstanding rights associated with our common shares is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common shares occurring before the rights distribution date. With some exceptions, the rights agreement does not require us to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. It also does not require us to issue fractional common shares that are not integral multiples of one one-thousandth of a preferred share and, instead, we may make a cash adjustment based on the market price of the common shares on the last trading date before the date of exercise. The rights agreement reserves to us the right to require before the occurrence of any flip-in event or flip-over event that, on any exercise of rights, a number of rights must be exercised so that we will issue only whole shares of stock.

Redemption of Rights

At any time before the close of business on the earlier of the distribution date or the date on which the rights expire, we may redeem the rights in whole, but not in part, at a redemption price of $0.01 per right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or common shares. The rights are not exercisable and no flip-in event shall occur if timely redeemed by us. The rights will terminate immediately upon ordering the redemption and making the appropriate filing with the rights agent.

Exchange of Rights

We may, at our option, subject to applicable laws, rules and regulations, exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one common share per right, subject to specified adjustments at any time after the occurrence of a flip-in event and before any person becoming the beneficial owner of 50% or more of the common shares then outstanding.

Amendment of Terms of Rights

During the time the rights are redeemable, we may amend any of the provisions of the rights agreement in any way without the approval of the rights holders. Once the rights cease to be redeemable, we generally may amend the provisions of the rights agreement without the approval of the rights holders, only as follows:

•	to cure any ambiguity, defect or inconsistency;

•	to make changes that do not materially adversely affect the interests of holders of rights, excluding the interests of any acquiring person; or

•

to shorten or lengthen any time period under the rights agreement, except that we cannot lengthen the time period governing redemption or any other time period, unless such lengthening is for the purpose of protecting, clarifying or enhancing the rights and benefits of the rights holders (other than an acquiring person).

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this registration statement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the registration statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank in parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•

if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•

the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•

if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the SEC relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the SEC, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the SEC relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•

the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4)	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)	makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interests through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture.

Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street name, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•

the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the SEC. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries — either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the SEC.

The 2012 DTCC Board of Directors is composed of 19 directors serving one-year terms. Thirteen directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions; of these, two directors are designated by DTCC’s preferred shareholders, which are NYSE Euronext and FINRA. Three directors are from non-participants. The remaining three are the chairman and chief executive officer, president, and chief operating officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institution in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee.

The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement; or

•	currencies.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each stockholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, rights, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$57,300
FINRA filing fee		$50,500
New York Stock Exchange supplemental listing fee	$	*

Legal fees and expenses	$	*

Accounting fees and expenses	$	*

Printing and engraving expenses	$	*

Transfer agent and registrar fees	$	*

Indenture trustee fees and expenses	$	*

Blue sky fees and expenses	$	*

Miscellaneous	$	*

Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this registration statement of which this prospectus is a part.

LEGAL MATTERS

The validity of the securities offered by this prospectus with respect to Marshall Islands law and certain other legal matters relating to United States and Marshall Islands law will be passed upon for us by Seward & Kissel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Box Ships Inc. and the combined financial statements of Ardelia Navigation Limited and Eridanus Trading Co. incorporated in this Prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on March 16, 2012, have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Hadjipavlou, Sofianos & Cambanis S.A are located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the SEC. You may read and copy any document that we file and obtain copies at prescribed rates from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our filings are also available on our website at http://www.box-ships.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

This prospectus incorporates by reference the following documents:

•

our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on March 16, 2012, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•

our Form 8-A12B, filed with the SEC on April 8, 2011, registering our common shares, par value $0.01 per share, and our preferred stock purchase rights under Section 12(b) of the Exchange Act, and any amendment filed thereto.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Box Ships Inc.

15, Karamanli Ave.

Voula, 16673

Athens, Greece

+ (30) (210) 8914 600

Attn: Mrs. Maria Stefanou

Information Provided by the Company

We will furnish holders of common shares with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.